Exhibit 2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and between

RITE AID CORPORATION

and

THE JEAN COUTU GROUP (PJC) INC.

Dated as of August 23, 2006

i

Schedules:

Exhibits:

Exhibit 1.4(a)	—	Working Capital
Exhibit 1.5	—	Current Monthly Fiscal Accounting Periods of the Company
Exhibit 3.4	—	Form of Certificate of Amendment to Restated Certificate of Incorporation of Purchaser
Exhibit 3.8	—	Financing Commitment
Exhibit 4.1	—	Conduct of Business by Seller
Exhibit 4.2	—	Conduct of Business by Purchaser
Exhibit 4.3(a)(i)	—	Reorganization
Exhibit 4.3(a)(ii)	—	Form of KPMG Tax Opinion
Exhibit 4.4(a)	—	Excluded Rights/Obligations
Exhibit 4.4(b)	—	Shared Rights/Obligations
Exhibit 4.7(d)	—	Adjusted EBITDA
Exhibit 4.12(b)(i)	—	Company Bonus Plans and Target Bonus
Exhibit 4.12(b)(ii)	—	Company Special Incentive Bonus and Terms
Exhibit 4.12(e)	—	Observers for Employment Discussions
Exhibit 4.16(a)	—	Matters for Stockholder Approval
Exhibit 4.16(c)	—	Form of Amended and Restated By-laws of Purchaser
Exhibit 4.22	—	Letters of Credit
Exhibit 4.24	—	Transition Services Agreement Principles
Exhibit 9.3(f)	—	Knowledge of Seller
Exhibit 9.3(g)	—	Knowledge of Purchaser

INDEX OF DEFINED TERMS

Page
$60 Million Adjusted EBITDA Threshold	46
2006 Balance Sheet	11
2006 Financial Statements	11
7.625% Notes	40
8.5% Notes	2
8.5% Notes Indenture	28
Accountants	3
Adjusted EBITDA	46
Affiliate	19
Affiliate Arrangement	19
Agreement	1
Ancillary Agreements	8
Antitrust Laws	45
Applicable Rate	4
Assets	15
Assumption Agreement	40
Benefit Plans	22
Breaches of Law	13
Business	1
Business Day	2
Business Employee	48
Canadian Disclosure Documents	11
Closing	4
Closing Date	5
Closing Date Balance Sheet	3
Closing Working Capital	3
Closing Working Capital Statement	3
Code	20
Company	1
Company Financial Statements	11
Company Intellectual Property	25
Company Material Adverse Effect	13
Company Subsidiary	8
Continuing Employee	48
Contract	19
control	19
Controlling Party	66
Damages	58
De Minimis Claim	58
Due Date	63
Environmental Laws	27
Environmental Permits	26

v

ERISA	22
ERISA Affiliate	22
Estimated Cash Consideration	2
Estimated Closing Working Capital	2
Estimated Closing Working Capital Statement	2
Exchange Act	7
Excluded Rights/Obligations	40
Final Cash Consideration	4
Final Payment	4
Final Purchase Price	2
Financing	34
Financing Commitment	34
FLSA	24
Framework Agreement	40
GAAP	2
Governmental Approval	9
Governmental Authority	9
Hazardous Materials	27
HSR Act	9
Indebtedness	40
Indemnified Party	59
Indemnifying Party	59
Intellectual Property	25
Interim Financial Statements	12
Internal Controls	12
JC Penney Agreement	41
JC Penney Consent	41
JCG LLC	1
JCG LLC Interests	1
Jean Coutu USA Common Shares	1
Jean Coutu USA Preferred Shares	1
Jean Coutu USA Shares	1
knowledge	69
Laws	9
Lease	16
Leased Real Property	16
Letters of Credit	54
Liability	13
Liens	1
Material Contract	19
Organizational Documents	8
Other Laws	13
Outside Date	67
Owned Real Property	16
Payment Period	62
Permits	13

Permitted Liens	15
Person	8
Pre-Closing Claims	41
Pre-Closing Period	63
Pre-Closing Portion	64
Pre-Closing Proceeding	41
Pre-Closing Tax Returns	63
Proxy Statement	52
Purchaser	1
Purchaser Basket	59
Purchaser Cap	59
Purchaser Common Stock	2
Purchaser Convertible Preferred Stock	32
Purchaser Disclosure Schedule	30
Purchaser Indemnitees	58
Purchaser Material Adverse Effect	32
Purchaser Options	33
Purchaser Preferred Stock	32
Purchaser SEC Documents	30
Purchaser Stock Option Plans	33
Purchaser Voting Preferred Stock	32
Real Property	16
Receivables	27
Registration Rights Agreement	8
Reorganization	39
Sarbanes-Oxley Act	43
SEC	7
Securities Act	28
Seller	1
Seller Basket	58
Seller Cap	58
Seller Disclosure Schedule	7
Seller Indemnitees	58
Seller Objection	3
Seller Objection Notice	3
Seller Review Period	3
Seller SEC Documents	7
Series E Preferred Stock	32
Series G Preferred Stock	32
Series H Preferred Stock	32
Special Bonus	49
Special Meeting	52
Stock Consideration	2
Stockholder Agreement	8
Stockholder Vote Matters	52
Straddle Period	63

Straddle Tax Returns	63
Subsidiary	8
Tax	21
Tax Authority	21
Tax Benefit	61
Tax Claim	65
Tax Proceeding	22
Tax Refund	64
Tax Representations	62
Tax Return	21
Tax Sharing Agreements	66
Tax Survival Period	66
Termination Date	57
Third-Party Claim	59
Transfer Taxes	62
Transition Services Agreement	8
Treasury Regulations	22
Umbrella Agreement	40
Unadjusted Cash Consideration	2
Violations of Permits	14
WARN	24
Working Capital	3

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of August 23, 2006 (this “Agreement”), is entered into by and between Rite Aid Corporation, a Delaware corporation (“Purchaser”), and The Jean Coutu Group (PJC) Inc., a Québec corporation (“Seller”).

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Jean Coutu USA Common Shares”), and all of the issued and outstanding shares of preferred stock, par value $1.00 per share (the “Jean Coutu USA Preferred Shares and, together with the Jean Coutu USA Common Shares, the “Jean Coutu USA Shares”), of The Jean Coutu Group (PJC) USA, Inc., a Delaware corporation and wholly-owned subsidiary of Seller (the “Company”);

WHEREAS, the Company, together with the Company Subsidiaries (as defined in Section 2.1(c) below), is engaged in the business of owning and operating a network of retail drugstores conducting business under the Eckerd and Brooks banners (the “Business”);

WHEREAS, JCG (PJC) USA, LLC is a Delaware limited liability company (“JCG LLC”), the membership interests of which (the “JCG LLC Interests”) are 100% owned by Seller;

WHEREAS, prior to the Closing (as defined in Section 1.5 below), Seller may effect the Reorganization (as defined in Section 4.3(a)), pursuant to which the Company would become a wholly-owned subsidiary of JCG LLC; and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Purchaser desires to purchase the Jean Coutu USA Shares (or, in the event the Reorganization is consummated prior to the Closing, the JCG LLC Interests) from Seller, and Seller desires to sell the Jean Coutu USA Shares (or, in the event the Reorganization is consummated prior to the Closing, the JCG LLC Interests) to Purchaser;

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1       Purchase and Sale of Shares or JCG LLC Interests.  Upon the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to purchase from Seller at the Closing, and Seller agrees to sell, convey, assign, transfer and deliver to Purchaser at the Closing, the Jean Coutu USA Shares (or, in the event the Reorganization is consummated prior to the Closing, the JCG LLC Interests) free and clear of any lien, pledge, security interest, claim, charge, restriction or other encumbrance (“Liens”), other than Liens created by or in respect of Purchaser (including any Liens created pursuant to the Financing (as defined in Section 3.8(a) below) or imposed by applicable securities Laws (as defined in Section 2.3 below).

Section 1.2       Purchase Price.  The aggregate purchase price for the Jean Coutu USA Shares (or, in the event the Reorganization is consummated prior to the Closing, the JCG LLC Interests) shall be: (i) $2,300,000,000 (the “Unadjusted Cash Consideration”), subject to adjustment as provided in this Article I, and which amount shall be reduced by the sum of (x) the aggregate principal amount of Seller’s 8.5% Senior Subordinated Notes due 2014 (the “8.5% Notes”), if any, assumed by Purchaser, which assumption shall require the mutual written consent of Purchaser and Seller, and (y) the amount of accrued and unpaid interest on the 8.5% Notes so assumed by Purchaser to and including the Closing Date (as defined in Section 1.5 below) (it being agreed that if the 8.5% Notes are assumed by Purchaser, the Unadjusted Cash Consideration shall reflect the reduction in these clauses (x) and (y)); and (ii) 250 million shares of common stock of Purchaser (the “Purchaser Common Stock”), par value $1.00 per share (the “Stock Consideration”).  The “Final Purchase Price” means the Final Cash Consideration (as defined in Section 1.4(e) below) together with the Stock Consideration.

Section 1.3       Estimated Closing Working Capital Adjustment.

(a)           Not later than the fifth Business Day (as defined in Section 1.3(c) below) prior to the scheduled Closing Date, Seller shall deliver to Purchaser a statement (the “Estimated Closing Working Capital Statement”) setting forth Seller’s estimate (“Estimated Closing Working Capital”) of Closing Working Capital (as defined in Section 1.4(a) below) and Seller’s calculation thereof in reasonable detail. The Estimated Closing Working Capital Statement shall be prepared in good faith and in accordance with United States generally accepted accounting principles (“GAAP”) applied consistently with the application of GAAP in the 2006 Financial Statements (as defined below in Section 2.8(a)), as modified in accordance with the illustration set forth in Exhibit 1.4(a); provided that such illustration shall use the same accounting principles, methodologies, policies and practices, applied consistently with those used in the 2006 Financial Statements.  Estimated Closing Working Capital shall be determined as if it were the actual Closing Working Capital but shall be based upon Seller’s review of financial information then available to it.

(b)           The “Estimated Cash Consideration” means a cash amount equal to the Unadjusted Cash Consideration (i) plus the amount, if any, by which Estimated Closing Working Capital exceeds $1,212,000,000, or (ii) minus the amount, if any, by which $1,188,000,000 exceeds the Estimated Closing Working Capital or (iii) with no adjustment if Estimated Closing Working Capital is an amount between $1,188,000,000 and $1,212,000,000 (inclusive).

(c)           As used in this agreement, the term “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

Section 1.4       Closing Working Capital Adjustment.

(a)           Closing Date Balance Sheet.  Within 90 calendar days after the Closing Date, Purchaser shall deliver to Seller (i) a consolidated balance sheet of the Company as of and including the Closing Date (the “Closing Date Balance Sheet”), prepared in accordance with GAAP, applied consistently with the application of GAAP in the 2006 Financial Statements, as modified in accordance with the illustration set forth in Exhibit 1.4(a), and (ii) a statement (the “Closing Working Capital Statement”) setting forth Purchaser’s calculation of Working Capital (as defined in the next sentence) as of and including the Closing Date (as determined in accordance with this Section 1.4, the “Closing Working Capital”). “Working Capital” means the current assets reflected on the Closing Date Balance Sheet less the current liabilities reflected on the Closing Date Balance Sheet, as modified in accordance with the illustration set forth in Exhibit 1.4(a).

(b)           Review by Seller.  Seller shall have 45 calendar days after the delivery to Seller of the Closing Date Balance Sheet and the Closing Working Capital Statement (the “Seller Review Period”) in which to notify Purchaser in writing (the “Seller Objection Notice”) of any good faith disagreement with the Closing Date Balance Sheet and/or the Closing Working Capital Statement, setting forth in reasonable detail (i) the items or amounts with which Seller disagrees and the basis for such disagreement and (ii) Seller’s proposed adjustments to the Closing Date Balance Sheet and/or the Closing Working Capital Statement (collectively, the “Seller Objection”).  The timely delivery of a Seller Objection Notice notwithstanding, Purchaser, on the one hand, or Seller on the other hand, as applicable, shall make any and all payments as to amounts not in dispute in accordance with Section 1.4(f) prior to the resolution of the Seller Objection pursuant to Section 1.4(c).  If Seller does not deliver a Seller Objection Notice within the Seller Review Period, Seller shall be deemed to agree in all respects with the Closing Date Balance Sheet and the Closing Working Capital Statement and the items and amounts reflected thereon shall be final and binding upon Purchaser and Seller.

(c)           Review by Accountants.  If a Seller Objection Notice is properly and timely delivered, Purchaser and Seller shall use good faith efforts to resolve their differences with respect to the Seller Objection within 30 calendar days after Purchaser’s receipt of the Seller Objection Notice.  If Purchaser and Seller resolve their differences with respect to the Closing Date Balance Sheet and/or the Closing Working Capital Statement within such 30-day period, the Closing Date Balance Sheet and/or the Closing Working Capital Statement shall be modified as necessary to reflect such agreement and, as so modified, shall be final and binding upon Purchaser and Seller.  Any differences with respect to the Seller Objection not resolved by Purchaser and Seller within such 30-day period shall be submitted for the purpose of resolving such dispute to such nationally recognized public accounting firm as shall be mutually agreed between Purchaser and Seller and, if not so mutually agreed within 5 calendar days, shall be PricewaterhouseCoopers LLP (United States) (such public accounting firm, the “Accountants”); provided that if PricewaterhouseCoopers LLP (United States) would not qualify as an independent registered public accounting firm with respect to Purchaser and Seller at such time, then the Accountants shall be Ernst & Young LLP (United States).  The Accountants shall be instructed to render their decision in accordance with the terms of this Agreement and GAAP (as modified in accordance with the illustration set forth in Exhibit 1.4(a)) and shall consider only those items or amounts on the Closing Date Balance Sheet and/or in the Closing Working Capital Statement as to which Seller has, in the Seller Objection Notice, disagreed and such other issues as may reasonably be affected by the items as to which Seller has so disagreed.  The Accountants shall deliver to Purchaser and Seller, as promptly as practicable, but no later than 60 calendar days after the Accountants are engaged, a written report setting forth their resolution and, if applicable, their calculation of the disputed items or amounts.  In no event shall the Accountants’ determination result in Closing Working Capital that is greater than that set forth in the Seller Objection Notice or less than that set forth in the Closing Working Capital Statement. The parties shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items.  Upon delivery of the Accountants’ report to Purchaser and Seller, such report and the calculations set forth therein shall be final and binding upon Purchaser and Seller.  The fees and expenses relating to such review and report from the Accountants shall be allocated between the parties in inverse proportion to the resolution of the disagreements by the Accountants such that the party whose determination of Closing Working Capital as first submitted to the Accountants is closer to the Accountants’ determination of Closing Working Capital pays a smaller percentage of such fees and expenses.

(d)           Cooperation.  Each of Purchaser, on the one hand, and Seller, on the other hand, shall provide reasonable cooperation and assistance to each other in the preparation of the Closing Date Balance Sheet and the Closing Working Capital Statement and in the conduct of the reviews referred to in this Section 1.4, including (i) Purchaser providing reasonable access to the books, records, work papers and personnel of JCG LLC, if applicable, the Company and the Company Subsidiaries and (ii) Seller providing reasonable access to the books, records, work papers and personnel of Seller.

(e)           Final Cash Consideration.  The “Final Cash Consideration” means a cash amount equal to the Unadjusted Cash Consideration (i) plus the amount, if any, by which Closing Working Capital exceeds $1,212,000,000, or (ii) minus the amount, if any, by which $1,188,000,000 exceeds the Closing Working Capital, or (iii) with no adjustment if Closing Working Capital is an amount between $1,188,000,000 and $1,212,000,000 (inclusive).

(f)            Final Payment.  Within three Business Days after the calculation of Closing Working Capital becomes final pursuant to Section 1.4(b) or Section 1.4(c), as applicable, (i) Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the amount, if any, by which the Final Cash Consideration exceeds the Estimated Cash Consideration, or (ii) Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, an amount equal to the amount, if any, by which the Estimated Cash Consideration exceeds the Final Cash Consideration (the amount of the payment pursuant to clause (i) or clause (ii) of this Section 1.4(f) being referred to as the “Final Payment”), in either case, (A) together with interest on the Final Payment at the Applicable Rate (as defined immediately below) from and including the Closing Date to, but excluding, the date of such payment and (B) giving effect to any amounts paid pursuant to Section 1.4(b).  As used herein, “Applicable Rate” means a rate per annum equal to the “prime rate” as set forth from time to time in The Wall Street Journal “Money Rates” column.

Section 1.5       Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time, at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, Four Times Square, New York, New York 10036, on the Friday immediately prior to the close of the then current monthly fiscal accounting period of the Company as identified on Exhibit 1.5, in which all conditions to Closing set forth in Article V (other than those conditions that by their nature have to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived or at such other date, time and place as may be mutually agreed by Purchaser and Seller.  The date on which the Closing will occur is referred to herein as the “Closing Date”.

Section 1.6       Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller:

(a)           The Estimated Cash Consideration, by wire transfer of immediately available funds to an account designated in writing by Seller at least three Business Days prior to the Closing Date;

(b)           One or more certificates representing the Stock Consideration;

(c)           A receipt for the Jean Coutu USA Shares (or, in the event the Reorganization is consummated prior to the Closing, the JCG LLC Interests);

(d)           A certificate of Purchaser, dated the Closing Date and signed by an authorized officer of Purchaser, certifying that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied;

(e)           A certificate of the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, setting forth the resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the Ancillary Agreements (as defined in Section 2.2 below) and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect; and

(f)            A counterpart of the Transition Services Agreement (as defined in Section 2.2), duly executed by Purchaser.

Section 1.7       Deliveries by Seller.  At the Closing, Seller shall deliver to Purchaser:

(a)           (i) One or more certificates representing the Jean Coutu USA Common Shares and one or more certificates representing the Jean Coutu USA Preferred Shares, each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by Seller and otherwise sufficient to vest in Purchaser good and marketable title to the Jean Coutu USA Common Shares and the Jean Coutu USA Preferred Shares; or (ii) in the event the Reorganization is consummated prior to the Closing, evidence of the JCG LLC Interests sufficient to vest in Purchaser good and marketable title to 100% of the JCG LLC Interests;

(b)           A receipt for the Estimated Cash Consideration and the Stock Consideration;

(c)           A certificate of Seller, dated the Closing Date and signed by an authorized officer of Seller, certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied;

(d)           A certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, setting forth the resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

(e)           A copy of (i) the articles or certificates of incorporation, as amended (or comparable organizational documents), of JCG LLC, the Company and each Company Subsidiary, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date reasonably close to the Closing Date, accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated the Closing Date, stating that no amendments have been made to such articles or certificate of incorporation (or comparable organizational documents) since such date, and (ii) the bylaws, as amended (or comparable organizational documents), of JCG LLC, the Company and each Company Subsidiary, accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated the Closing Date, stating that such bylaws are currently in effect;

(f)            Certificates of good standing or existence for JCG LLC, the Company and each Company Subsidiary from the Secretary of State of the jurisdiction in which such entity is incorporated or organized, as of a date reasonably close to the Closing Date, and in the case of the Company (or, in the event the Reorganization is consummated prior to the Closing, JCG LLC), accompanied by a bring down certificate from the Secretary of State of the State of Delaware dated as of the Closing Date;

(g)           A statement described in Section 1.1445-2(c)(3)(i) of the Treasury Regulations (as defined in Section 2.18(m) below) certifying that the interests in the Company (or, in the event the Reorganization is consummated prior to the Closing, JCG LLC) are not U.S. real property interests;

(h)           Copies of payoffs and other evidence of repayment or cancellation, termination or release of Indebtedness (as defined in Section 4.3(c)) as required by Section 4.3(c)) and, provided that Purchaser has assumed the 8.5% Notes, evidence of Seller having taken the actions described in Section 4.3(d);

(i)            Written resignations, effective as of the Closing (or evidence of the prior resignation or removal), from all members, directors and officers of JCG LLC, the Company and each Company Subsidiary, other than individuals who are Continuing Employees (as defined in Section 4.12(a) below), from all of their respective positions as members, directors and/or officers of JCG LLC, the Company and/or any of the Company Subsidiaries; and

(j)            A counterpart of the Transition Services Agreement, duly executed by Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (except for those representations and warranties made as of a specific date or time) that, except as set forth in the disclosure schedule delivered by Seller to Purchaser concurrently herewith (the “Seller Disclosure Schedule”) (with specific reference to the particular section or subsection of this Article II to which the information set forth in such section of the Seller Disclosure Schedule relates; provided that any information set forth in one section of such Seller Disclosure Schedule shall be deemed to apply to each other section or subsection of this Article II to which its relevance is readily apparent) and except as set forth in any forms, reports and documents filed or furnished by Seller with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such documents, as supplemented and amended since the times of filing, collectively, the “Seller SEC Documents”) filed prior to the date of this Agreement (and without regard to any amendment thereto filed after the date of this Agreement) to the extent such information is readily apparent as pertaining to any section of this Article II:

Section 2.1       Organization; Qualification.

(a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of Québec, has all requisite power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business and in good standing in each of the jurisdictions in which the conduct of its business or the ownership, operation or leasing of its assets and properties requires it to be so qualified, licensed or in good standing other than failures to be so qualified, licensed and in good standing that would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)           Each of JCG LLC, the Company and each Company Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business and in good standing in each of the jurisdictions in which the conduct of its business or the ownership, operation or leasing of its assets and properties requires it to be so qualified, licensed or in good standing, except for jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect (as defined in Section 2.10 below).  Section 2.1 of the Seller Disclosure Schedule sets forth the jurisdiction in which JCG LLC, the Company and each Company Subsidiary is organized, and each jurisdiction in which JCG LLC, the Company and each Company Subsidiary is qualified or licensed to do business.  Seller has made available to Purchaser (i) the Organizational Documents (as defined in Section 2.1(d) below) of JCG LLC, the Company and each Company Subsidiary, each as in effect on the date hereof, and (ii) copies of the minutes of all meetings of the members, the stockholders, the boards of directors and each committee of the boards of directors (or, in each case, the comparable bodies) of JCG LLC, the Company and each Company Subsidiary held since January 1, 2001.  None of JCG LLC, the Company or any Company Subsidiary is or has been in violation of its Organizational Documents in any material respect.  Since its formation, JCG LLC has conducted no business or other activities, is not a party to any Contract (as defined in Section 2.16(c) below) and has incurred no Liabilities (as defined in Section 2.9 below), except as expressly contemplated by this Agreement or required under the terms of the Indebtedness.

(c)           As used in this Agreement, the term “Subsidiary” of any Person (as defined in Section 2.1(e) below) means another Person, an amount of voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, more than 50% of the equity interests of which are owned directly or indirectly by such first Person, and the term “Company Subsidiary” means a Subsidiary of the Company or a Subsidiary of JCG LLC (other than the Company).

(d)           As used herein, the term “Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

(e)           As used herein, the term “Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture entity, trust, business trust, sole proprietorship, Governmental Authority (as defined in Section 2.4 below) or other entity or any division thereof.

Section 2.2       Authority; Validity of Agreements.  Seller has all necessary corporate power and authority to execute and deliver (i) this Agreement, (ii) the Stockholder Agreement, of even date herewith, between Purchaser, Seller and certain individual Coutu family members (the “Stockholder Agreement”), (iii) the Registration Rights Agreement, of even date herewith, between Purchaser and Seller (the “Registration Rights Agreement”) and (iv) the Transition Services Agreement, to be entered into between Purchaser and Seller at the Closing (the “Transition Services Agreement” and together with the Stockholder Agreement and the Registration Rights Agreement, the “Ancillary Agreements”), and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller and all other requisite corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.  No action by the stockholders of Seller is necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.  This Agreement, the Stockholder Agreement and the Registration Rights Agreement have been, and the Transition Services Agreement will be, duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by Purchaser, this Agreement, the Stockholder Agreement and the Registration Rights Agreement constitute, and the Transition Services Agreement will constitute, legally valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

Section 2.3       Non-Contravention.  Except as set forth in Section 2.3 of the Seller Disclosure Schedule, the execution and delivery of this Agreement and each of the Ancillary Agreements by Seller does not, and the consummation of the transactions contemplated hereby and thereby (including the Reorganization) will not:  (i) conflict with or result in any breach of any provision of the Organizational Documents of Seller, JCG LLC, the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, constitute (with or without due notice or lapse of time or both) a default under, give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under, or require any consent under, any Contract of any kind to which Seller, JCG LLC, the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound or affected, (iii) result in the creation or imposition of any Lien upon any of the properties or assets of JCG LLC, the Company or any Company Subsidiary, or (iv) subject to the Governmental Approvals (defined in Section 2.4 below) referred to in Section 2.4, violate in any respect any statute, law, ordinance, rule, regulation, policy, standard, code, judgment, decree, order, injunction, writ, permit or license (collectively, “Laws”) which is applicable to Seller, JCG LLC, the Company or any Company Subsidiary or any of their respective properties or assets, in each case, excluding clause (i) of this Section 2.3, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.4       Consents and Approvals.  Except (i) as set forth in Section 2.4 of the Seller Disclosure Schedule, (ii) for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) for any reports required to be filed with the SEC under the Exchange Act, and (iv) for applicable approvals of the Food and Drug Administration, Drug Enforcement Administration, Medicare/Medicaid, state boards of pharmacy and governmental controlled substances, durable medical equipment and liquor authorities (each of (i) through (iv) a “Governmental Approval”), no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body) or authority, commission, board or department (each a “Governmental Authority”) is necessary for the execution and delivery of this Agreement and the Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated hereby and thereby, in each case, except (i) as would not reasonably be expected to have a Company Material Adverse Effect or (ii) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates (as defined in Section 2.17).

Section 2.5       Capitalization; Subsidiaries.

(a)           Section 2.5(a) of the Seller Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of capital stock or other equity interests and the record owner or owners thereof of JCG LLC, the Company and each of the Company Subsidiaries.  All of the outstanding shares of capital stock or other equity interests of JCG LLC, the Company and each Company Subsidiary are validly issued, fully paid and nonassessable and were issued in conformity with applicable Laws, have not been issued in violation of any preemptive or similar rights, and are owned, in the case of the Jean Coutu USA Shares, by Seller (or, in the event the Reorganization is consummated prior to the Closing, JCG LLC), and in the case of the capital stock of each of the Company Subsidiaries, directly or indirectly by the Company (and, as a result of Purchaser’s acquisition of the Jean Coutu USA Shares (or, in the event the Reorganization is consummated prior to the Closing, the JCG LLC Interests), Purchaser is indirectly acquiring the capital stock and assets of each of the Company Subsidiaries), in each case free and clear of any Liens.  Except as set forth in Section 2.5(a) of the Seller Disclosure Schedule, there are no outstanding options, warrants, calls, rights or commitments or any other agreements of any kind relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock or equity interests of JCG LLC, the Company or any Company Subsidiary, or any securities or other instruments convertible into, exchangeable or exercisable for, or evidencing the right to purchase any shares of capital stock or equity interests of JCG LLC, the Company or any Company Subsidiary.

(b)           Other than the Company Subsidiaries listed in Section 2.1 of the Seller Disclosure Schedule and set forth in Section 2.5(b) of the Seller Disclosure Schedule, there are no other Persons in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire any direct or indirect equity or similar interest.  As of the date hereof, there is no Person in which JCG LLC owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire any direct or indirect equity or other similar interest.  In the event the Reorganization is consummated prior to the Closing, JCG LLC will own all of the then outstanding equity interests of the Company.

(c)           Except as set forth in Section 2.5(c) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates owns any capital stock or other securities of Purchaser.

Section 2.6       Title to Jean Coutu USA Shares and JCG LLC Interests.  Except as set forth in Section 2.6 of the Seller Disclosure Schedule, the sale and delivery of the Jean Coutu USA Common Shares and the Jean Coutu USA Preferred Shares (or, in the event the Reorganization is consummated prior to the Closing, the JCG LLC Interests) as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction.  The consummation of the transactions contemplated by this Agreement will convey to Purchaser good and valid title to the Jean Coutu USA Common Shares and the Jean Coutu USA Preferred Shares (or, in the event the Reorganization is consummated prior to the Closing, the JCG LLC Interests), in each case, free and clear of any Liens other than Liens created by or in respect of Purchaser (including any Liens created pursuant to the Financing) or imposed by applicable securities Laws.

Section 2.7       Seller Securities Filings.

(a)           Since November 24, 2004, Seller has filed with the SEC all Seller SEC Documents required to be filed by it under the Exchange Act  and, since May 28, 2005, Seller has filed all forms, reports and documents required to be filed by it with securities commissions or other applicable Canadian or provincial securities regulatory authorities and The Toronto Stock Exchange (such documents, as supplemented and amended since the times of filing, collectively, the “Canadian Disclosure Documents”).

(b)           As of the respective dates, or, if amended, as of the date of the last such amendment, the Seller SEC Documents and the Canadian Disclosure Documents, including any financial statements or schedules included therein, (i) in the case of the Seller SEC Documents, complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder applicable to such Seller SEC Documents, (ii) in the case of the Canadian Disclosure Documents, complied in all material respects with the applicable requirements of the Canadian securities Laws and the rules and regulations thereunder applicable to such Canadian Disclosure Documents and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Seller included in the Seller SEC Documents (i) were prepared in accordance with Canadian generally accepted accounting principles consistently applied during the periods involved (except as noted therein) and (ii) fairly present, in all material respects, the consolidated financial condition, results of the operations and cash flows of Seller and its Subsidiaries for the periods therein set forth.

Section 2.8       Financial Statements.

(a)           Section 2.8(a) of the Seller Disclosure Schedule contains (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of May 27, 2006 (the “2006 Balance Sheet”), and the related audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal year ended May 27, 2006 (collectively, the “2006 Financial Statements”) and (ii) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of May 28, 2005 and the related audited consolidated statements of income, shareholders’ equity and cash flows for each of the two one-year periods ended May 28, 2005 and May 29, 2004 (collectively, together with the 2006 Financial Statements, the “Company Financial Statements”).  The Company Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be stated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and the Company Subsidiaries for the periods referred to therein.  Seller has made available to Purchaser copies of all material written communications delivered to Seller, the Company or any Company Subsidiary by independent public accountants in connection with the Company Financial Statements or relating to any review by such accountants of the Internal Controls (as defined in Section 2.8(d) below) of the Company and the Company Subsidiaries during any of the three one-year periods ended May 27, 2006, May 28, 2005 and May 29, 2004 or thereafter, and have used reasonable efforts to make available for inspection all reports and work papers produced or developed by the auditors or management in connection with their examination of financial statements with respect to the Company or any Company Subsidiary, as well as all such reports and work papers for prior periods for which any tax liability of the Company or any Company Subsidiary has not been finally determined or barred by applicable statutes of limitation.

(b)           Except as set forth in Section 2.8(b) of the Seller Disclosure Schedule, the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of each fiscal month-end and each fiscal quarter-end occurring after the date of this Agreement and prior to the Closing Date and the related unaudited monthly and quarterly consolidated statements of income (collectively, the “Interim Financial Statements”), in each case, when delivered by Seller to Purchaser pursuant to Section 4.8 of this Agreement (i) will have been prepared from, will be in accordance with, and will accurately reflect the books and records of the Company and the Company Subsidiaries, (ii) will have been prepared in accordance with GAAP applied on a consistent basis during the period involved and (iii) will fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of operations of the Company and the Company Subsidiaries for the periods referred to therein, in each case except for the absence of notes thereto and subject to normal and recurring year-end adjustments).

(c)           Except as set forth in Section 2.8(c)(i) of the Seller Disclosure Schedule, since May 28, 2005, there has been no change in any of the significant accounting policies, practices or procedures of the Company or any Company Subsidiary.  Section 2.8(c)(ii) of the Seller Disclosure Schedule sets forth a list of all material special or non-recurring items of income or expense for the one year period covered by the 2006 Financial Statements.

(d)           Except as set forth in Section 2.8(d) of the Seller Disclosure Schedule, the Company maintains a system of internal accounting controls (“Internal Controls”) sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)           Except as set forth in Section 2.8(e) of the Seller Disclosure Schedule, all leases are off balance sheet obligations of the Company or a Company Subsidiary, and no lease is a capitalized lease of the Company or any Company Subsidiary.  Other than the leases referred to in the first sentence of this Section 2.8(e), the Company and the Company Subsidiaries have no “off balance sheet arrangements” (as defined by Item 303(a)(4) of Regulation S-K promulgated by the SEC).

Section 2.9       Absence of Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any material Liabilities except for (i) Liabilities that are reflected, or for which reserves were established, on the 2006 Balance Sheet as of May 27, 2006, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since May 27, 2006, (iii) Liabilities disclosed in Section 2.9 of the Seller Disclosure Schedule, and (iv) Liabilities that are disclosed in the Seller SEC Documents.  As used in this Agreement, the term

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured including those arising under any Law and those arising under any Contract, including any letters of credit.

Section 2.10     Absence of Certain Changes.  Except as expressly contemplated by this Agreement or as set forth in Section 2.10 of the Seller Disclosure Schedule, since May 27, 2006:  (i) the Company and Company Subsidiaries have operated only in the ordinary course of business consistent with past practice, (ii) none of the Company or any Company Subsidiary has taken any of the actions listed in Section 4.1(a) through Section 4.1(s) as if such sections had applied since May 27, 2006, and (iii) there has not occurred any Company Material Adverse Effect (as defined in the next sentence) or any fact, occurrence, condition, change, development, effect, circumstance or event that would, individually or in the aggregate, be reasonably likely to have or result in a Company Material Adverse Effect.  As used in this Agreement, the term “Company Material Adverse Effect” means any material adverse effect on the Business, financial condition, financial position, or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding any effects resulting from (x) events or circumstances adversely affecting any principal markets served by the Company and the Company Subsidiaries or the industry in which the Company operates, except any changes that affect the Business materially disproportionately to its competitors, (y) general economic conditions, or (z) changes or effects arising out of the execution, delivery, announcement or performance of this Agreement or the consummation of any transaction contemplated hereby.

Section 2.11     Compliance with Law; Permits.

(a)           Except as set forth in Section 2.11(a) of the Seller Disclosure Schedule, since July 31, 2004, the Company and the Company Subsidiaries have been in compliance with all Laws applicable to them (collectively, except for Laws specified in clauses (i) through (v) of this Section 2.11(a), “Other Laws”) and neither Seller, the Company nor any of the Company Subsidiaries has received any written notice of any failure to comply with any such Laws, in each case, except for such breaches together with all other Breaches of Law (as defined immediately below), as would not reasonably be expected to have a Company Material Adverse Effect.  As used in this Agreement, the term “Breaches of Law” means, collectively, breaches of: (i) any applicable healthcare Laws, (ii) any applicable Tax Laws, (iii) ERISA (as defined below in Section 2.19), (iv) WARN (as defined below in Section 2.20), (v) the National Labor Relations Act and any applicable labor and employment Laws, including FLSA (as defined below in Section 2.20) and wage and hour claims (as defined below in Section 2.20), (v) any Environmental Laws (as defined below in Section 2.23(c)), and (vi) Other Laws, including, in each case, any regulations issued pursuant thereto.

(b)           The Company and the Company Subsidiaries have obtained all permits, franchises, authorizations, licenses or other approvals issued or granted by any Governmental Authority (collectively, “Permits”) that are necessary to the conduct of their respective businesses as presently being conducted and all such Permits are in full force and effect, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 2.11(b) of the Seller Disclosure Schedule, none of the Company or any of the Company Subsidiaries is in violation or default of such Permits, and none of Seller, the Company or any of the Company Subsidiaries has received any written notification from any

Governmental Authority threatening to suspend, revoke, withdraw, modify or limit any of the Permits, in each case, except as such violation or default together with all other Violations of Permits (as defined immediately below) would not reasonably be expected to have a Company Material Adverse Effect.  As used in this Agreement, “Violations of Permits” means, collectively, breaches of any other Permits referred to in any other Section of this Agreement.

Except with respect to the inclusion of such Laws in the Company Material Adverse Effect qualifier, this Section 2.11 shall not apply to healthcare regulatory compliance matters (which are the subject of Section 2.12), Tax matters (which are the subject of Section 2.18), employee benefit plan and ERISA matters (which are the subject of Section 2.19), labor matters (which are the subject of Section 2.20) and Environmental Law matters (which are the subject of Section 2.23).

Section 2.12     Healthcare Regulatory Compliance.

(a)           Except as set forth in Section 2.12(a) of the Seller Disclosure Schedule, the Company and the Company Subsidiaries are qualified for participation in the Medicare and Medicaid programs.  Except as set forth in Section 2.12(a) of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary has received any notice indicating that such qualification may be terminated or withdrawn nor has any reason to believe that such qualification may be terminated or withdrawn. The Company and the Company Subsidiaries have timely filed, in all material respects, all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including, without limitation, Medicare and Medicaid), and all such claims or reports are complete and accurate in all material respects.  The Company and the Company Subsidiaries have no Liability to any payor with respect thereto, except for Liabilities incurred in the ordinary course of business consistent with past practice.

(b)           Except as set forth in Section 2.12(b) of the Seller Disclosure Schedule, the Company and the Company Subsidiaries have complied with all applicable healthcare Laws (including, in each case, any regulations issued pursuant thereto), including (i) the Social Security Act, as amended, Sections 1128, 1128A and 1128B, including criminal penalties for acts involving Federal health care programs, commonly referred to as the “Federal Anti-Kickback Statute,” (ii) the Social Security Act, as amended, Section 1877 (Prohibition of Certain Referrals), commonly referred to as the “Stark Statute,” (iii) the Federal False Claims Act, as amended, (iv) the Health Insurance Portability and Accountability Act of 1996, and (v) all statutes and regulations relating to the possession, distribution, maintenance and documentation of controlled substances, in each case, except as such breaches together with all other Breaches of Law would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Except as set forth in Section 2.12(c) of the Seller Disclosure Schedule, to Seller’s knowledge, no personnel of the Company or any Company Subsidiary during such person’s employment with the Company or any Company Subsidiary have been convicted of, charged with or investigated for a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) related offense, or convicted of, charged with or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.

Except as set forth in Section 2.12(c) of the Seller Disclosure Schedule, to Seller’s knowledge, no personnel of the Company or any Company Subsidiary during such person’s employment with the Company or any Company Subsidiary have been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs.  Except as set forth in Section 2.12(c) of the Seller Disclosure Schedule, to Seller’s knowledge, no personnel of the Company or any Company Subsidiary during such person’s employment with the Company or any Company Subsidiary has committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility.  Except as set forth in Section 2.12(c) of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary has arranged or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program or other federal program.

Section 2.13     Litigation.  Except as set forth in Section 2.13 of the Seller Disclosure Schedule, as of the date hereof, (a) there are no claims, suits, actions, charges or proceedings before any Governmental Authority or any arbitration pending or, to Seller’s knowledge, threatened against the Company or any Company Subsidiary, (b) to Seller’s knowledge, there are no investigations or formal or informal inquiries by any Governmental Authority against or relating to the Company or any Company Subsidiary, (c) there are no material internal investigations or material and reasonably credible whistle-blower complaints pending or, to Seller’s knowledge, threatened against or relating to the Company or any Company Subsidiary and (d) there are no judgments, decrees, injunctions, rules or orders of any Governmental Authority relating to the Company or any Company Subsidiary, except, in the case of clauses (a) and (d), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.14     Assets.

(a)           Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has (and immediately after giving effect to the transactions contemplated hereby will have) good, valid and marketable title to, or in the case of leased property good and valid leasehold interests in, or otherwise has full or sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business, including all such assets (other than assets disposed of (i) in the ordinary course of business, or (ii) as described in Section 2.14 of the Seller Disclosure Schedule) reflected in the 2006 Balance Sheet or acquired since the date thereof (the “Assets”), in each case free and clear of any Lien other than Permitted Liens (as defined in Section 2.14(b) below).  The Company and each Company Subsidiary has maintained all tangible Assets in good repair, working order and operating condition, subject only to ordinary wear and tear, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b)           As used in this Agreement, the term “Permitted Liens” means, collectively:  (i) Liens for current Taxes (as defined in Section 2.18(m) below) or governmental assessments not yet due and payable or which are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (ii) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier Liens, or other similar Liens arising and continuing in the ordinary course of business for obligations which are not delinquent or which are being contested in good faith by appropriate legal proceedings; (iii) other similar common law or statutory Liens which do not materially affect the value of the property so subject or the usefulness thereof to the Business; (iv) liens, easements, rights of way, restrictions, encumbrances, covenants, conditions, encroachments, imperfections or any other matters affecting title to Real Property (as defined in Section 2.15(a)) which are not material in amount and do not materially impair the current use of such Real Property to which they relate; (v) local, county, state and Federal Laws, including buildings and zoning laws, ordinances and regulations now or hereinafter in effect; (vi) any usual and customary restrictions contained in Contracts affecting the Real Property (or any portion thereof); and (vii) Liens arising in connection with indebtedness of Seller and to be released on or prior to the Closing; provided, in the case of clauses (ii) through (vii) above, that such Liens do not materially impair the current use, current value, transferability or marketability of such property.

Section 2.15     Real Property.

(a)           Section 2.15(a)(i) of the Seller Disclosure Schedule lists, as of the date of this Agreement, all real property owned in fee by the Company and the Company Subsidiaries (the “Owned Real Property”) and Section 2.15(a)(ii) of the Seller Disclosure Schedule lists all real property (whether by virtue of direct lease, ground lease or sublease, each a “Lease”) leased by the Company and the Company Subsidiaries as lessee (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).  Seller has made available to Purchaser all of the information contained in the Company’s lease management database with respect to the Real Property.  The Real Property constitutes all of the material land, buildings and structures used by the Company and the Company Subsidiaries in the conduct of their Business.

(b)           With respect to the Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect:

(i)        except as set forth in Section 2.15(b)(i) of the Seller Disclosure Schedule, there are no pending or, to Seller’s knowledge, threatened condemnation proceedings relating to such Real Property;

(ii)       Seller has not granted and, to Seller’s knowledge, there are no currently outstanding options or rights of first refusal of any third party to purchase or lease such Real Property, or any portion thereof or interest therein, except to the extent set forth in Section 2.15(b)(ii) of the Seller Disclosure Schedule;

(c)           With respect to the Owned Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect:

(i)        except as set forth in Section 2.15(c)(i) of the Seller Disclosure Schedule, there are no written leases, subleases, licenses or agreements granting to any party or parties (other than the Company or a Company Subsidiary) the right of use or occupancy of any portion of any Owned Real Property;

(ii)       to Seller’s knowledge, such Owned Real Property is in compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Owned Real Property.

(d)           With respect to the Leased Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect:

(i)        except as set forth in Section 2.15(d)(i) of the Seller Disclosure Schedule, each Lease is the legal, valid, binding, and enforceable obligation of the Company or the applicable Company Subsidiary that is lessee thereunder, and, to Seller’s knowledge, is in full force and effect and the binding obligation of the other parties thereto and will continue to be the legal, valid, binding, and enforceable obligation of the Company or the applicable Company Subsidiary following the consummation of the transactions contemplated by this Agreement;

(ii)       except as set forth in Section 2.15(d)(ii) of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice that it is in default under any Lease, nor is the Company nor any Company Subsidiary or, to Seller’s knowledge, any other party to such Lease in default under any such Lease, and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a default by the Company or any Company Subsidiary or, to Seller’s knowledge, any other party under such Lease;

(iii)      except as set forth in Section 2.15(d)(iii) of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notice claiming any disputes and, to Seller’s knowledge, no disputes exist with respect to any Lease; and

(iv)      neither the Company nor any Company Subsidiary has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold created by such Lease, except as set forth in Section 2.15(d)(iv) of the Seller Disclosure Schedule.

Section 2.16     Material Contracts.

(a)           Except as set forth in Section 2.16(a) of the Seller Disclosure Schedule (which shall reference the applicable clause of this subsection (a)) neither the Company nor any Company Subsidiary is a party to or bound by any:

(i)        Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $750,000 other than Contracts for which the payments to be made thereunder are currently accounted for in Seller’s capital budget;

(ii)       Contract prohibiting or restricting the ability of the Company or any Company Subsidiary to conduct the Business, to compete in any line of business or to engage in any business or operate in any geographical area, in each case other than usual and customary restrictions contained in Leases;

(iii)      Contract containing any provision requiring the Company or any Company Subsidiary to purchase a minimum amount of product or allocate a minimum amount of shelf space to certain products;

(iv)      Contract (or group of Contracts relating to the same site) requiring aggregate future payments or expenditures in excess of $750,000 and relating to cleanup, abatement, remediation or similar actions in connection with environmental Liabilities;

(v)       royalty Contract or other Contract with respect to Intellectual Property (as defined in Section 2.21(c) below) which, pursuant to the terms thereof, requires future payments by the Company or a Company Subsidiary in excess of $750,000 per annum;

(vi)      Contract pursuant to which the Company or any Company Subsidiary has entered into a joint venture or similar arrangement with any other Person (other than the Company or another Company Subsidiary);

(vii)     indenture, mortgage, loan or credit Contract under which the Company or a Company Subsidiary has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others, in an amount greater than $250,000 individually or $1,000,000 in the aggregate;

(viii)    Contract (including any so-called take or pay or keep well agreements) under which the Company or any Company Subsidiary has directly or indirectly guaranteed or otherwise agreed to be responsible for indebtedness, Liabilities or obligations of another Person (other than the Company or another Company Subsidiary);

(ix)       Contract or commitment providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect to any off-balance sheet financing;

(x)        Contract under which the Company or a Company Subsidiary is (A) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, or (B) a lessor of any tangible personal property owned by the Company or the applicable Company Subsidiary, in any case which requires annual payments in excess of $750,000;

(xi)       Contract for pending acquisitions of capital stock or assets of another Person (whether by merger or stock or asset purchase);

(xii)      Contract relating to any pending purchase or sale by the Company or any Company Subsidiary of any customer prescription files; and

(xiii)     any Contract (other than Contracts of the type described in subclauses (i) through (xiv) above) that involves aggregate future payments by or to the Company or a Company Subsidiary in excess of $750,000 per annum, other than a purchase or sales order or other Contract entered into in the ordinary course of business consistent with past practice.

Each such Contract described in clauses (i) through (xiii) is referred to herein as a “Material Contract”.

(b)           Copies of all Material Contracts have been previously delivered to or made available for inspection by Purchaser, and such copies are complete and correct in all material respects.  Except as set forth in Section 2.16(b) of the Seller Disclosure Schedule, (i) each of the Material Contracts is in full force and effect and is a valid and binding obligation of the Company or Company Subsidiary, as applicable, and enforceable against the Company or such Company Subsidiary, and, to Seller’s knowledge, a valid and binding obligation enforceable against each other party thereto; (ii) the Company or Company Subsidiary, as applicable, has duly performed all of its obligations required to be performed by it to date under each of the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder; (iii) to Seller’s knowledge, each of the other parties to such Material Contract has performed all obligations required to be performed by it to date under such Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder; (iv) neither the Company nor any Company Subsidiary has received any written notice of any intention to terminate, not renew or challenge the validity or enforceability of any Material Contract; and (v) none of the Material Contracts requires the consent of any other party thereto in connection with the consummation of the transactions contemplated by this Agreement, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c)           As used in this Agreement, the term “Contract” means any contract, agreement, lease, license, purchase order, indenture, note, bond, loan, instrument, commitment or other arrangement that is binding on any Person or any part of its property under applicable Law.

Section 2.17     Affiliate Arrangements.  Except as set forth in Section 2.17 of the Seller Disclosure Schedule, there are no Contracts between the Company or a Company Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or any Company Subsidiary), on the other hand (any such Contract, an “Affiliate Arrangement”).  As used in this Agreement, the term “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, as trustee or executor, by contract or any other means; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Section 2.18     Taxes.  Except as set forth in Section 2.18 of the Seller Disclosure Schedule:

(a)           (i) Each of the Company and the Company Subsidiaries has timely filed, or has caused to be timely filed on its behalf, (taking into account any extension of time within which to file) all material Tax Returns (as defined in Section 2.18(m) below) required to be filed by it and all such Tax Returns are true, correct and complete in all material respects and (ii) all material Taxes due and payable by each of the Company and the Company Subsidiaries have been timely paid.

(b)           There are no material Liens for Taxes upon any property or Assets of the Company or the Company Subsidiaries, except for Liens arising by operation of Law for Taxes not yet due and payable.

(c)           Each of the Company and the Company Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Tax Authority (as defined in Section 2.18(m) below) all amounts required to be so withheld and paid over under applicable Law.

(d)           No Tax Proceeding (as defined in Section 2.18(m) below) is presently pending or threatened with regard to any Taxes or Tax Returns of the Company or any of the Company Subsidiaries.

(e)           Neither the Company nor any of the Company Subsidiaries has requested an extension of time within which to file any Tax Return that has not since been filed.

(f)            No agreement or other document waiving or extending the statute of limitations or the period of assessment for collection of any Taxes payable by the Company or any of the Company Subsidiaries has been filed or entered into with any Tax Authority by the Company or any of the Company Subsidiaries.

(g)           Neither the Company nor any of the Company Subsidiaries is a party to any contract or agreement (i) one of the principal purposes of which is to provide for the allocation, sharing or indemnification of Taxes or (ii) that otherwise provides for the allocation, sharing or indemnification of a material amount of Taxes (other than a Contract or agreement entered into in the ordinary course of business).

(h)           Neither the Company nor any of the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of the Company Subsidiaries) for U.S. federal Tax purposes or for any foreign, state or local Tax purposes with respect to Taxes for any taxable year.

(i)            Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j)            Neither the Company nor any of the Company Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (D) deferred gains arising prior to the Closing Date or (E) any “closing agreement” as described in Section 7121 of the Code or any similar provision of state, local or foreign Tax Law;

(k)           No claim has been made by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

(l)            Neither the Company nor any of the Company Subsidiaries has engaged in any transaction that gives rise to any (A) (x) registration obligation under section 6111 of the Code and the Treasury Regulations thereunder; (y) list maintenance obligation under section 6112 of the Code and the Treasury Regulations thereunder; or (z) disclosure obligation as a “reportable transaction” under section 6011 of the Code and the Treasury Regulations thereunder or (B) similar obligation pursuant to any state, local or foreign Law.

(m)          As used in this Agreement:

(i)        “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

(ii)       “Tax Return” means any return, report or similar statement (including any attachment or supplements thereto) supplied to or required to be supplied to any Tax Authority, including, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Company Subsidiaries or any of their respective Affiliates.

(iii)      “Tax” or “Taxes” means (i) any and all federal, state, local, foreign or other taxes of any kind imposed by any Tax Authority, including, taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations or other similar charges of any kind on or with respect to income, franchises, premiums, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6 (or any predecessor or successor provisions thereof and any similar provision of state, local or foreign Law).

(iv)      “Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

(v)       “Tax Proceeding” means any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim with respect to Taxes.

Section 2.19     Employee Benefit Plans; ERISA.

(a)           Section 2.19(a) of the Seller Disclosure Schedule sets forth each material written employee benefit plan, arrangement, policy, practice, Contract or agreement (including, without limitation, employment agreements, consulting agreements, change of control agreements and severance agreements, deferred compensation, incentive compensation, bonus, stock option, equity-based and stock purchase plans) of any type (including but not limited to “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained by the Company, any of the Company Subsidiaries or any trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA (an “ERISA Affiliate”) in each case (i) with respect to which the Company or any of the Company Subsidiaries has or may have a Liability, or (ii) which is maintained for the benefit of current or former employees of the Company or any of the Company Subsidiaries (collectively, the “Benefit Plans”).  Section 2.19(a) of the Seller Disclosure Schedule separately lists or identifies each Benefit Plan (i) that is not sponsored or maintained by the Company or any of the Company Subsidiaries or (ii) which provides change in control benefits.

(b)           With respect to each Benefit Plan and to the extent applicable, Seller has delivered or made available to Purchaser true and complete copies of all plan documents, summary plan descriptions, summaries of material modifications, trust agreements and other related agreements including all amendments to the foregoing; the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the United States Internal Revenue Service.

(c)           Except where failure to comply would not be reasonably likely to have a Company Material Adverse Effect, with respect to each Benefit Plan: (i) if intended to qualify under section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and with all applicable Laws; (iii) all contributions have been made when due or have been accrued on the Company’s financial statements in accordance with GAAP; (iv) no breaches of fiduciary duty have occurred; (v) no claims are pending or, to Seller’s knowledge, threatened or anticipated by or on behalf of any Benefit Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Benefit Plan (other than routine claims for benefits); (vi) none of the Company, any of the Company Subsidiaries, any ERISA Affiliate, nor, to Seller’s knowledge, any trustee or administrator thereof, has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any of the Company Subsidiaries could be subject to any Liability for either a civil penalty assessed pursuant to

Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; (vii) no Lien imposed under the Code or ERISA exists or is reasonably likely to exist; and (viii) all contributions and premiums due (including any extensions for such contributions and premiums) have been timely made in full.

(d)           Except as disclosed on Section 2.19(d) of the Seller Disclosure Schedule:  (i) neither the Company nor any ERISA Affiliate has incurred any material Liability under Title IV of ERISA that has not been satisfied in full (including pursuant to Sections 4063-4064 and 4069 of ERISA) and, to Seller’s knowledge, no basis for any such Liability exists; (ii) neither the Company nor any ERISA Affiliate maintains (or contributes to), or has maintained (or has contributed to) within the last six years, any employee benefit plan that is subject to Title IV of ERISA; and (iii) there is no pending dispute between the Company or any ERISA Affiliate concerning payment of contributions or payment of withdrawal liability payments.

(e)           With respect to each Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), except as specifically disclosed in Section 2.19(e) of the Seller Disclosure Schedule, no such plan provides medical or death benefits with respect to current or former employees of the Company or any of the Company Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis or except as required by applicable Law.  Except where failure to comply would not be reasonably likely to result in a Company Material Adverse Effect, with respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b) of the Code), each such Benefit Plan currently complies and has complied with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code.

(f)            Except as set forth in Section 2.19(f) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or any other termination payment or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant, including, without limitation, with respect to any equity-based awards held by them under the equity compensation plans maintained by Seller and its Affiliates, or (iii) result in any payment that would fail to be deductible under Section 280G of the Code.

(g)           No Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA).

Section 2.20     Labor Matters.  Except as set forth in Section 2.20 of the Seller Disclosure Schedule:  (i) the Company and the Company Subsidiaries are neither party to, nor bound by, any collective bargaining agreement or other Contract with any union or labor organization or association; (ii) there are no collective bargaining agreements or other Contract with any union or labor organization or association that pertain to any of the employees of the Company or the Company Subsidiaries; (iii) no employees of the Company or the Company Subsidiaries are represented by any labor organization with respect to their employment with the Company or the Company Subsidiaries; (iv) there are no pending or, to Seller’s knowledge, threatened organizational campaigns or activities, petitions, demands or other unionization activities seeking recognition of a collective bargaining unit or representation with respect to or involving any employees of the Company or the Company Subsidiaries, and no current union representation question exists involving any such employees; (v) from July 1, 2004 to the date of this Agreement, there has been no actual, or, to Seller’s knowledge, threatened strikes, lockouts, slowdowns, work stoppages or material grievances against or affecting the Company or the Company Subsidiaries; (vi) there are no pending, or, to Seller’s knowledge, threatened unfair labor practice charges or complaints against or affecting the Company or the Company Subsidiaries before any Governmental Authority, and none of the Company, the Company Subsidiaries nor any of their respective employees, agents or representatives has committed any material unfair labor practice as defined in the National Labor Relations Act or similar Law; (vii) the Company and the Company Subsidiaries are in compliance with all material applicable labor and employment Laws, including all material applicable Laws respecting employment and employment practices, including, without limitation, the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs (“WARN”), all material applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the Fair Labor Standards Act of 1938, as amended (“FLSA”) and any similar foreign, state or local Law), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, and neither the Company nor the Company Subsidiaries have any Liabilities that are payable pursuant to WARN, the FLSA or any other material applicable Law respecting employment and employment practices; and (ix) neither the Company nor the Company Subsidiaries is a party to, or otherwise bound by, any consent decree with, order of, judgment or citation by, any Governmental Authority relating to employees or employment practices.

Section 2.21     Intellectual Property.

(a)           Section 2.21(a)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the following Company Intellectual Property (as defined in Section 2.21(c) below) specifying which of the Company or the Company Subsidiaries is the owner or holder of such Company Intellectual Property, including the following: (i) patents and patent applications; (ii) trademark registrations, applications and material unregistered trademarks; (iii) Internet domain names; (iv) copyright registrations, applications and material unregistered copyrights; and (v) material computer software.  Section 2.21(a)(ii) of the Seller Disclosure Schedule sets forth all (A) material licenses with a third party to which the Company or any Company Subsidiary is a party as either a licensee or licensor or agreements pursuant to which it otherwise grants or receives rights to Company Intellectual Property, except for licenses for commercially available “off the shelf” software, (B) licenses with Seller to which the Company or any Company Subsidiary is a party, and (C) material licenses with a third party to which Seller is a party pursuant to which it licenses any Company Intellectual Property.

(b)           Except as set forth in Section 2.21(b) of the Seller Disclosure Schedule or as would not be reasonably likely to have a Company Material Adverse Effect:

(i)        the Company or a Company Subsidiary is the sole and exclusive owner of or has a valid license to use or otherwise possess, free and clear of all Liens other than Permitted Liens, all Company Intellectual Property;

(ii)       all Company Intellectual Property is subsisting and in full force and effect, valid and enforceable, and has not been cancelled, expired, abandoned, allowed to lapse or dedicated to the public domain, in whole or in part;

(iii)      to Seller’s knowledge, the conduct of the Company’s Business does not infringe upon or otherwise violate any Intellectual Property right owned or controlled by a third party and no claim has been made, is pending or, to Seller’s knowledge, threatened that the conduct of the Company’s business violates the asserted rights of any third party; and

(iv)      to Seller’s knowledge, no third party is infringing upon or otherwise violating any rights in any Company Intellectual Property, no such claim is currently pending and no such claim has been threatened or made by the Company or any Company Subsidiary against any third party during the past three years.

(c)           As used in this Agreement, the term “Intellectual Property” means all of the following in any jurisdiction throughout the world, including all tangible embodiments thereof (in whatever form or medium): (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (ii) all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (iii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iv) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including source code, executable code, data, databases, and related documentation), (vii) all material advertising and promotional materials, and (viii) all other proprietary rights.  “Company Intellectual Property” means all Intellectual Property that is used in the operation of the Business as currently conducted including, but not limited to, all Intellectual Property that is (A) owned by the Company or a Company Subsidiary, (B) licensed by the Company or any Company Subsidiary from Seller or from a third party, or (C) owned by Seller and used by the Company or any Company Subsidiary.

Section 2.22     Insurance.  Except as would not reasonably be expected to have a Company Material Adverse Effect, all Assets of the Company and each Company Subsidiary are, and for the past two years have been, covered by valid insurance policies or binders of insurance issued in favor of Seller, the Company or a Company Subsidiary, as the case may be, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to the Company’s Business.  Section 2.22 of the Seller Disclosure Schedule sets forth a list of the insurance coverage for the Company and Company Subsidiaries in effect as of the date of this Agreement.  Except as would not reasonably be expected to have a Company Material Adverse Effect, all such policies are in full force and effect, all premiums due and payable have been paid, and since July 31, 2004 no written notice of default, cancellation or termination, coverage limitation or reduction or premium increase with respect to any such policy has been received by Seller, the Company or any Company Subsidiary with respect to any such policy.  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries, as applicable, have complied with the terms and provisions of such policies.  There is no claim by the Company or any Company Subsidiary pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies.  Except as would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company and the Company Subsidiaries will remain in full force and effect following consummation of the transactions contemplated by this Agreement.

Section 2.23     Compliance with Environmental Laws.

(a)           Except as set forth in Section 2.23(a) of the Seller Disclosure Schedule and except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Seller (with respect to the Company or any of the Company Subsidiaries) nor the Company or the Company Subsidiaries: (i) (A) have violated or are in noncompliance with, are engaged in proceedings with respect to violations or noncompliance, have received a notice of violation or noncompliance or information request, or, to Seller’s knowledge, are subject to an investigation, with respect to, any Environmental Laws, or (B) have received or expect to receive notification of, are engaged in proceedings with respect to or have entered into or expect to enter into an agreement with respect to, Liabilities under any Environmental Laws; (ii) are aware of any Hazardous Material (as defined in Section 2.23(c) below) spills, releases, or contamination at any of the Real Property, or any property formerly owned, leased or operated by the Company or the Company Subsidiaries, that require investigation, reporting, or cleanup under any Environmental Laws; (iii) have entered into or are subject to any judicial or administrative orders, decrees or judgments or enforceable agreements with Governmental Authorities, with respect to Environmental Laws; (iv) have entered into any agreements requiring them to indemnify, reimburse, defend or hold harmless any other person from and against any Liabilities under Environmental Law;  and (v) have failed to provide or make available to Purchaser all reports, audits, studies, analyses and correspondence with Governmental Authorities relating to the Company’s or the Company Subsidiaries’ Liabilities under or compliance with Environmental Laws, or the environmental condition of the Real Property or any property formerly owned, leased or operated by the Company or the Company Subsidiaries.

(b)           Except as set forth in Section 2.23(b) of the Seller Disclosure Schedule: (i) the Company and the Company Subsidiaries have obtained all material Permits required pursuant to applicable Environmental Laws (“Environmental Permits”) that are necessary for the conduct of their respective businesses as presently being conducted and such Environmental Permits are in full force and effect; (ii) none of the Company or any of the Company Subsidiaries is in material violation or default of such Environmental Permits; and (iii) none of Seller, the Company or any of the Company Subsidiaries has received any written notification from any Governmental Authority threatening to suspend, revoke, withdraw, modify or limit any of the Environmental Permits.

(c)           As used in this Agreement:

(i)        “Environmental Laws” means all foreign, federal, state and local Laws relating to pollution or protection of the environment or human health and safety, including Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and

(ii)       “Hazardous Materials” means any pollutant, contaminant, toxic mold, toxic substance, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum, or petroleum product, as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act, or any other Environmental Law.

Section 2.24     Receivables; Payables.

(a)           Section 2.24(a) of the Seller Disclosure Schedule sets forth a correct and complete aged list of the Receivables (as defined in Section 2.24(b) below) as of the date of the 2006 Balance Sheet showing those Receivables that as of such date had been outstanding for (i) 30 days or less, (ii) 31 to 60 days, (iii) 61 to 90 days, (iv) 91 to 120 days, (v) 121 to 150 days, (vi) 151 to 180 days and (vii) more than 180 days.  Except to the extent, if any, reserved for on the 2006 Balance Sheet, all Receivables reflected on the 2006 Balance Sheet arose, and the Receivables existing on the Closing Date will have arisen, in the ordinary course of business consistent with past practice.  The allowance for doubtful accounts as reflected on the 2006 Balance Sheet was calculated in accordance with GAAP, consistent with the past practices of Seller, and as of the date of this Agreement no event has occurred which would require a material increase in the ratio of the allowance for doubtful accounts to the Receivables.

(b)           As used in this Agreement, “Receivables” means (i) trade receivables arising from the sale of inventory in connection with the operation of the Company’s Business and (ii) non-trade receivables arising in connection with the operation of the Company’s Business other than from the sale of inventory.

(c)           Since the date of the 2006 Balance Sheet, neither the Company nor any Company Subsidiary has, with respect to any material portion of its trade accounts payable, (i) failed to pay its trade accounts payable in the ordinary course or (ii) extended the terms of payment, whether by contract, amendment, act, deed or course of dealing, of any trade account payable.

Section 2.25     Inventories.  The values at which all inventories are carried on the 2006 Balance Sheet reflect the inventory valuation policy of the Company and the Company Subsidiaries of stating such inventories at the lower of cost (determined on the last-in, first-out method) or market value.  Except as set forth in Section 2.25 of the Seller Disclosure Schedule, none of the Company or any Company Subsidiary is subject to any Liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice.  Except as set forth in Section 2.25 of the Seller Disclosure Schedule, all inventories are owned free and clear of all Liens other than Permitted Liens and purchase money liens.

Section 2.26     Suppliers.  Section 2.26 of the Seller Disclosure Schedule sets forth the names and addresses of each of the twenty suppliers to whom the Company and the Company Subsidiaries paid the highest aggregate amounts for the twelve-month period ended May 27, 2006 for supplies, merchandise and other goods.  Since May 27, 2006, none of Seller, the Company nor any Company Subsidiary has received notice in writing that any such supplier will not sell supplies, merchandise and other goods to the Company or any Company Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases.

Section 2.27     Acquisition for Own Account.  The shares of Purchaser Common Stock to be issued to Seller pursuant to this Agreement will be acquired for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and Seller represents that it has no present intention or agreement to sell, grant any participation in, or otherwise distribute any of the Purchaser Common Stock to be acquired by Seller hereunder.

Section 2.28     Restricted Securities.  Seller understands that the shares of Purchaser Common Stock to be issued to Seller pursuant to this Agreement upon issuance will be characterized as “restricted securities” under the Securities Act, inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering, and that under the Securities Act such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this regard, Seller represents that Seller is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Seller further understands that the resale of shares of Purchaser Common Stock to be issued to Seller pursuant to this Agreement will be subject to the terms and provisions of the Stockholder Agreement.

Section 2.29     Seller Indenture.

(a)           The consummation of the transactions contemplated by this Agreement (i) will constitute a sale of all or substantially all of the assets of Seller for purposes of the Indenture governing the 8.5% Notes (the “8.5% Notes Indenture”), dated as of July 30, 2004, between Seller, the guarantors named therein and The Bank of New York, as trustee, and (ii) will not constitute a “Change of Control” as defined in Section 1.01 of the 8.5% Notes Indenture (assuming that at the time of such consummation there is not any “person” or “group” (as such terms are used in the definition of “Change of Control”), other than Permitted Holders (as defined in the 8.5% Notes Indenture), that is or becomes the “beneficial owner” (as such term is used in the definition of “Change of Control”), directly or indirectly of Voting Stock (as defined in the 8.5% Notes Indenture) of Purchaser constituting more than 50% of the total voting power of all outstanding Voting Stock of Purchaser with respect to the election of directors).

(b)           Except as set forth on Section 2.29(b) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has or will have (i) consummated an Asset Sale (as defined in the 8.5% Notes Indenture) that has resulted in a reduction in the amount of Indebtedness that may be incurred pursuant to Section 1008(b)(1) of the 8.5% Notes Indenture, (ii) made any Restricted Payment (as defined in the 8.5% Notes Indenture) that would reduce the amount of Restricted Payments that may be made pursuant to Section 1009(a) of the 8.5% Notes Indenture, (iii) made any Restricted Payment pursuant to Section 1009(b)(11) of the 8.5% Notes Indenture, (iv) made any Permitted Investment pursuant to section 14 of the definition of Permitted Investment (as defined in the 8.5% Notes Indenture), (v) made any Investment (as defined in the 8.5% Notes Indenture) in a Permitted Joint Venture (as defined in the 8.5% Notes Indenture), and (vi) received any Designated Non-cash Consideration (as defined in the 8.5% Notes Indenture) in connection with any Asset Sale (as defined in the 8.5% Notes Indenture), (vii) taken any action that will result in a Restricted Payment (as defined in the 8.5% Notes Indenture) as a result of the consummation of the transactions contemplated hereby.  Except as set forth on Section 2.29(b) of the Seller Disclosure Schedule, as of the date hereof, neither Seller nor any of its Subsidiaries has made any Restricted Payment pursuant to Section 1009(b)(9) of the 8.5% Notes Indenture.

(c)           As of the date hereof and immediately prior to the Closing, no Default or Event of Default (as such terms are defined in the 8.5% Notes Indenture) will have occurred and be continuing.

(d)           Each of the reports that have been prepared and filed pursuant to Section 1020 of the 8.5% Notes Indenture have been prepared in accordance with generally accepted accounting principles in Canada that were in effect on July 30, 2004, and each report that will be prepared and filed pursuant to Section 1020 of the 8.5% Notes Indenture between the date hereof and the Closing Date will be prepared in accordance with the 8.5% Notes Indenture, as the same may be supplemented or amended after the date hereof.

(e)           Any supplements or amendments to the 8.5% Notes Indenture that are duly and validly executed and delivered by Seller and the guarantors named therein, assuming the due authorization, execution and delivery thereof by the trustee, will constitute a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(f)            There are no “Excess Proceeds” (as defined in the 8.5% Notes Indenture) currently existing under the 8.5% Notes Indenture and there are no Net Cash Proceeds (as defined in the 8.5% Notes Indenture) that would constitute Excess Proceeds following the passage of time.  Seller will not take any actions that would result in the existence of Excess Proceeds with the passage of time or otherwise.

(g)           The representations and warranties of Seller in this Section 2.29 shall be deemed made only in the event Purchaser assumes the 8.5% Notes.  For the avoidance of doubt, in the event Purchaser does not assume the 8.5% Notes, the representations and warranties of Seller in this Section 2.29 shall be null and void and of no force or effect.

Section 2.30     Brokers and Finders.  Other than J.P. Morgan Securities, Inc., the fees and expenses of which will be paid by Seller, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Seller, JCG LLC, the Company or any Company Subsidiary in connection with this Agreement or the Ancillary Agreements or transactions contemplated hereby or thereby.

Section 2.31     No Other Representations and Warranties.  Seller and its representatives have been permitted full and complete access to the nonprivileged books and records, facilities, equipment, Contracts, and other properties, Assets and documents of Purchaser that it and its representatives have desired or requested to see or review, and Seller and its representatives have had a full opportunity to meet with the employees of Purchaser to discuss Purchaser’s business.  None of Purchaser or any other Person has made any representation or warranty, expressed or implied, as to Purchaser or Purchaser’s business, or the accuracy or completeness of any information regarding Purchaser and Purchaser’s business furnished or made available to Seller and its representatives, except as expressly set forth in this Agreement, the Purchaser Disclosure Schedule (as defined below in the introduction to Article III) or the exhibits hereto.  Seller has not relied on any representation or warranty from Purchaser or any other Person in determining to enter into this Agreement or the Ancillary Agreements, except as expressly set forth in this Agreement, the Purchaser Disclosure Schedule or the exhibits hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except for those representations and warranties made as of a specific date or time) that, except as set forth in the disclosure schedule delivered by Purchaser to Seller concurrently herewith (the “Purchaser Disclosure Schedule”) (with specific reference to the particular section or subsection of this Article III to which the information set forth in such section of the Purchaser Disclosure Schedule relates; provided that any information set forth in one section of such Purchaser Disclosure Schedule shall be deemed to apply to each other section or subsection of this Article III to which its relevance is readily apparent) and except as set forth in any forms, reports and documents filed or furnished by Purchaser with the SEC under the Exchange Act (such documents, as supplemented and amended since the time of filings, collectively, the “Purchaser SEC Documents”) filed prior to the date of this Agreement (and without regard to any amendment thereto filed after the date of this Agreement) to the extent such information is readily apparent as pertaining to any section of this Article III:

Section 3.1       Organization; Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business and in good standing in each of the jurisdictions in which the conduct of its business or the ownership, operation or leasing of its assets and properties requires it to be so qualified, licensed or in good standing other than failures to be so qualified, licensed and in good standing that would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.2       Authority; Validity of Agreements.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser and all other requisite corporate action on the part of Purchaser and, except for the approval by Purchaser’s stockholders of the issuance of Purchaser Common Stock pursuant to this Agreement, no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby (including the Financing).  The Board of Directors of Purchaser has approved the amendment to Purchaser’s Restated Certificate of Incorporation, which amendment is attached hereto as Exhibit 3.4, subject to the approval by Purchaser’s stockholders at the Special Meeting (as defined in Section 4.16(a)).  The affirmative vote of the holders of a majority of the total number of votes of Purchaser Common Stock and Purchaser Voting Preferred Stock (as defined in Section 3.4(a) below), voting together as a single class, present or represented by proxy at the Special Meeting is required for Purchaser’s stockholders to approve the issuance of Purchaser Common Stock pursuant to this Agreement.  This Agreement, the Stockholder Agreement and the Registration Rights Agreement have been, and the Transition Services Agreement will be, duly and validly executed and delivered by Purchaser and, subject to the approval by Purchaser’s stockholders of the issuance of Purchaser Common Stock pursuant to this Agreement, assuming the due authorization, execution and delivery thereof by Seller, this Agreement, the Stockholder Agreement and the Registration Rights Agreement constitute, and the Transition Services Agreement will constitute, legally valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

Section 3.3       Non-Contravention.  Except as set forth in Section 3.3 of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement and each of the Ancillary Agreements by Purchaser does not, and the consummation of the transactions contemplated hereby and thereby (including the Financing) will not:  (i) conflict with or result in any breach of any provision of the Organizational Documents of Purchaser, (ii) result in a violation or breach of any provision of, constitute (with or without due notice or lapse of time or both) a default under, give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under, or require any consent under, any Contract of any kind to which Purchaser is a party or by which it or any of its properties or Assets may be bound or affected, (iii) except as set forth in Section 3.3 of the Purchaser Disclosure Schedule and pursuant to the Financing, result in the creation or imposition of any Lien upon any of the properties or assets of Purchaser, or (iv) subject to approval by Purchaser’s stockholders of the issuance of Purchaser Common Stock pursuant to this Agreement and the Governmental

Approvals referred to in Section 3.5, violate any Laws applicable to Purchaser or any of its properties or assets, except, in each case, excluding clause (i) of this Section 3.3, as would not reasonably be expected to have a material adverse effect on the business, financial condition, financial position, or results of operations of Purchaser and its Subsidiaries, taken as a whole, excluding any effects resulting from (x) events or circumstances adversely affecting any principal markets served by the Purchaser and its Subsidiaries or the industry in which the Purchaser operates, except any changes that affect the business of Purchaser materially disproportionately to its competitors, (y) general economic conditions or (z) changes or effects arising out of the execution, delivery, announcement or performance of this Agreement or the consummation of any transaction contemplated hereby (a “Purchaser Material Adverse Effect”).

Section 3.4       Capitalization.

(a)           The authorized capital stock of Purchaser consists of (i) 1,000,000,000 shares of Purchaser Common Stock as of the date of this Agreement, of which 532,013,887 shares were issued and outstanding as of July 29, 2006, 2006 and (ii) 20,000,000 shares of preferred stock, par value $1.00 per share (“Purchaser Preferred Stock”) as of the date of this Agreement, consisting of:

(A)    2,500,000 shares of 7% Series E Mandatory Convertible Preferred Stock (the “Series E Preferred Stock”), of which 2,500,000 shares were issued and outstanding as of July 29, 2006;

(B)     2,000,000 shares of 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock (the “Series G Preferred Stock”), of which 1,254,865 shares were issued and outstanding as of July 29, 2006;

(C)     2,000,000 shares of 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock (the “Series H Preferred Stock” and, together with the Series G Preferred Stock, the “Purchaser Voting Preferred Stock”), of which 1,236,480 were issued and outstanding as of July 29, 2006; and

(D)     5,200,000 shares of 5.50% Series I Mandatory Convertible Preferred Stock (together with the Series E Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock, the “Purchaser Convertible Preferred Stock”), of which 4,820,000 shares were issued and outstanding as of July 29, 2006.

As of July 29, 2006, the shares of Purchaser Voting Preferred Stock outstanding, which vote together with Purchaser Common Stock as a single class, except for matters on which the shares of Purchaser Voting Preferred Stock are entitled to vote as a separate class, represented an aggregate of 45,297,163 votes.  All of the outstanding shares of capital stock of Purchaser are validly issued, fully paid and nonassessable and were issued in conformity with applicable Laws, and have not been issued in violation of any preemptive or similar rights.

(b)           On or prior to the Closing Date, subject to the approval by Purchaser’s stockholders at the Special Meeting of an amendment to Purchaser’s Restated Certificate of Incorporation, which amendment is attached hereto as Exhibit 3.4, and the filing thereof with the Secretary of State for the State of Delaware, the authorized capital stock of Purchaser shall consist of 1.5 billion shares of Purchaser Common Stock and 20 million shares of Purchaser Preferred Stock.

(c)           As of the close of business on July 29, 2006, (i) 60,496,084 shares of Purchaser Common Stock were issuable upon exercise of outstanding options (“Purchaser Options”) to purchase Purchaser Common Stock under stock option plans (“Purchaser Stock Option Plans”) disclosed in the Purchaser SEC Documents, (ii) 7,325,000 shares of Purchaser Common Stock were issuable upon exercise of Purchaser Options other than pursuant to the Purchaser Stock Option Plans, (iii) 101,531,636 shares of Purchaser Common Stock were issuable upon conversion of the Purchaser Convertible Preferred Stock and (iv) 38,461,538 shares of Purchaser Common Stock were issuable upon conversion of the Purchaser 4.75% Convertible Notes due December 2006.  Except as set forth above or as contemplated by this Agreement, as of the close of business on July 29, 2006, there were no outstanding options, warrants, calls, rights or commitments or any other agreements of any kind relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of Purchaser, or any securities or other instruments convertible into, exchangeable or exercisable for, or evidencing the right to purchase any shares of capital stock of Purchaser.

(d)           The shares of Purchaser Common Stock to be issued pursuant to this Agreement, when issued to Seller and paid for pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable and free of any preemptive rights or Liens, other than Liens created by Seller or imposed by the Stockholder Agreement or applicable securities Laws.

(e)           Based in part on the representations made by Seller in Section 2.27 and Section 2.28, the offer and sale of the Purchaser Common Stock to Seller in accordance with this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.

Section 3.5       Consents and Approvals.  Except for the Governmental Approvals, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and thereby, except as would not reasonably be expected to have a Purchaser Material Adverse Effect or as may be necessary as a result of any facts or circumstances relating solely to Seller or any of its Affiliates.

Section 3.6       Purchaser SEC Filings.

(a)           Since February 27, 2005, Purchaser has filed with the SEC all Purchaser SEC Documents required to be filed by it under the Exchange Act.  As of the respective dates, or, if amended, as of the date of the last such amendment, the Purchaser SEC Documents, including any financial statements or schedules included therein, (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder applicable to such Purchaser SEC Documents and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in the Purchaser SEC Documents (i) were prepared in accordance with GAAP consistently applied during the periods involved (except as noted therein, and, in the case of such unaudited financial statements, for the absence of footnotes and recurring year-end audit adjustments normal in nature and amount) and (ii) fairly present, in all material respects, the financial condition, results of the operations and cash flows of Purchaser and the Subsidiaries of Purchaser for the periods therein set forth subject to, in the case of the unaudited financial statements, recurring year-end audit adjustments normal in nature and amount.

(b)           Purchaser maintains a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 3.7       Litigation.  Except as disclosed in the Purchaser SEC Documents, as of the date hereof, (a) there are no claims, suits, actions or proceedings before any Governmental Authority or any arbitration pending or, to Purchaser’s knowledge, threatened against Purchaser or any Subsidiary of Purchaser, (b) to Purchaser’s knowledge, there are no investigations or formal or informal inquiries by any Governmental Authority against or relating to Purchaser or any Subsidiary of Purchaser, (c) there are no material internal investigations or material and reasonably credible whistle-blower complaints pending or, to Purchaser’s knowledge, threatened against or relating to Purchaser and (d) there are no judgments, decrees, injunctions, rules or orders of any Governmental Authority relating to Purchaser, except in the case of clauses (a) and (d), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.8       Purchaser Financing.

(a)           Attached as Exhibit 3.8 hereto is a true and complete copy of the letter, dated August 23, 2006, from Citicorp North America, Inc. and Citigroup Global Markets Inc. to Purchaser (and together with the related fee letter, a true and complete copy of which has been provided to Seller, the “Financing Commitment”), pursuant to which the lenders that are parties thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of, among other things, financing Purchaser’s acquisition of the Business (the “Financing”).  The Financing Commitment has not been amended or modified prior to the date of this Agreement, and the commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect.  The Financing Commitment is in full force and effect.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitment.  The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitment, together with Purchaser’s cash and cash equivalents on hand at the time of the Closing, will be sufficient for Purchaser to pay the Estimated Cash Consideration and to pay all related fees and expenses.  Purchaser has no reason as of the date hereof to believe that any of the conditions to the Financing contemplated by the Financing Commitment within its control will not be satisfied or that the Financing will not be made available to Purchaser on the Closing Date.

(b)           None of the reports, financial statements, certificates or other information (i) in respect of Purchaser and its subsidiaries, (ii) in respect of the Transactions (as defined in the Financing Commitment) other than in respect of the Company or the Business or (iii) to the knowledge of Purchaser, in respect of the Company or the Business, in each case furnished by Purchaser or on behalf of Purchaser or Purchaser’s Affiliates to Citigroup Global Markets Inc., Citicorp North America, Inc. or any of their Affiliates prior to the date of the Financing Commitment in connection with the structuring, arrangement or syndication of the Facilities (as defined in the Financing Commitment) or the arrangement of the Amendments (as defined in the Financing Commitment), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to Projections (as defined in the Financing Commitment), Purchaser represents only that such Projections were prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.9       Purchaser Indentures.  The pledge of the capital stock or membership interests of JCG LLC, if applicable, the Company and the Company Subsidiaries as contemplated in the Financing Commitment or the granting of additional liens pursuant to the Financing will not result in a breach of the indentures governing Purchaser’s 9.5% Senior Secured Notes due 2011, 8.125% Senior Secured Notes due 2010, 7.5% Senior Secured Notes due 2015 and 9.25% Senior Notes due 2013.

Section 3.10     Absence of Undisclosed Liabilities.  Neither Purchaser nor any Subsidiary of Purchaser has any material Liabilities, except (i) Liabilities set forth in Section 3.10 of the Purchaser Disclosure Schedule, (ii) Liabilities that are disclosed in the Purchaser SEC Documents, (iii) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of Purchaser as of March 4, 2006 included in the Purchaser SEC Documents, and (iv) Liabilities incurred in the ordinary course of business and consistent with past practice since March 4, 2006.

Section 3.11     Compliance with Laws.  Since July 31, 2004, Purchaser and its Subsidiaries have been in compliance with all Laws applicable to them and neither Purchaser nor any of its Subsidiaries has received any written notice of any failure to comply with any such Laws, in each case, except for such breaches together with all other breaches of such Laws, as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.12     Absence of Certain Changes.  Except as expressly contemplated by this Agreement, since March 4, 2006:  (i) Purchaser and its Subsidiaries have operated only in the ordinary course of business consistent with past practice and (ii) there has not occurred any Purchaser Material Adverse Effect or any fact, occurrence, condition, change, development, effect, circumstance or event that would, individually or in the aggregate, be reasonably likely to have or result in a Purchaser Material Adverse Effect.

Section 3.13     Brokers and Finders.  Other than Citigroup Global Markets Inc. and Rothschild Inc., the fees and expenses of which will be paid by Purchaser, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Purchaser or any of its Affiliates in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 3.14     No Other Representations and Warranties.  Purchaser and its representatives have been permitted full and complete access to the nonprivileged books and records, facilities, equipment, Contracts, and other properties, Assets and documents of Seller, the Company and the Company Subsidiaries that it and its representatives have desired or requested to see or review, and Purchaser and its representatives have had a full opportunity to meet with the employees of Seller, the Company and the Company Subsidiaries to discuss the Business.  None of Seller, the Company, any Company Subsidiary or any other Person has made any representation or warranty, expressed or implied, as to the Company, any Company Subsidiary or the Business, or the accuracy or completeness of any information regarding the Company, the Company Subsidiaries and the Business furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, the Seller Disclosure Schedule or the exhibits hereto.  Purchaser has not relied on any representation or warranty from Seller, the Company, any Company Subsidiary or any other Person in determining to enter into this Agreement or the Ancillary Agreements, except as expressly set forth in this Agreement, the Seller Disclosure Schedule or the exhibits hereto.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.1       Conduct of Business by the Company.  From and after the date hereof until the Closing Date, Seller shall cause the Company and the Company Subsidiaries to conduct the Business in the ordinary and usual course consistent with past practice and in compliance with all applicable Laws and to use their reasonable best efforts to:  (i) preserve intact their Assets and current business organizations, (ii) retain the services of current key officers and employees (including pharmacists and store managers), (iii) maintain Medicare and Medicaid provider status and other pharmacy licenses and permits, and (iv) preserve the goodwill of customers, suppliers and others with whom the Company and the Company Subsidiaries do business.  Without limiting the generality of the foregoing, except as otherwise expressly provided for by this Agreement (including Section 4.3 and Exhibit 4.3(a)(i)) or as set forth in Exhibit 4.1, from and after the date hereof until the Closing Date, Seller shall not, with respect to the Business, JCG LLC, the Company, and the Jean Coutu USA Shares, and shall cause JCG LLC, the Company and each Company Subsidiary not to, take any of the following actions without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed):

(a)           adopt any amendment to the Organizational Documents of JCG LLC, the Company or any Company Subsidiary;

(b)           adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)           (i) issue, sell, pledge, dispose of or encumber the JCG LLC Interests, Jean Coutu USA Shares or any shares of capital stock of any Company Subsidiary or any other voting securities or securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any of the foregoing, (ii) split, combine, subdivide or reclassify the JCG LLC Interests, the Jean Coutu USA Shares or any shares of capital stock of any Company

Subsidiary; (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock or other property) in respect of any capital stock or other equity interests (other than dividends or distributions from the Company or a Company Subsidiary payable to Seller, the Company and/or one or more Company Subsidiaries); or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests;

(d)           (i) transfer, sell, pledge, dispose of or encumber the JCG LLC Interests or  Jean Coutu USA Shares, (ii) incur or modify any material indebtedness or other Liability, (iii) mortgage, pledge or encumber any Assets (including capital stock of any Company Subsidiary), or (iv) other than in the ordinary and usual course of business, transfer, lease, sublease, license, guarantee, sell or dispose of, any Assets (including capital stock of any Company Subsidiary);

(e)           amend or supplement the 8.5% Notes Indenture;

(f)            make any acquisition of, or investment in, or capital contribution to, any Person, other than a Company Subsidiary that is wholly owned, directly or indirectly, by the Company;

(g)           modify its advertising and promotional activities, and pricing and purchasing policies, other than in the ordinary course of business consistent with past practice;

(h)           manage working capital other than in the ordinary course of business, including not extending the payment of accounts payable, accelerating the collection accounts receivable or failing to maintain and manage inventory levels, in each case, other than in the ordinary course of business consistent with past practice;

(i)            other than in the ordinary course of business consistent with past practices, (i) exercise any option or first refusal rights or any rights of renewal relating to any Real Property, (ii) enter into any Lease or Lease commitment or (ii) enter into or materially modify any Contract relating to Real Property;

(j)            grant or agree to grant to any Business Employee (as defined in Section 4.12(a) below) who is an officer of the Company or a Company Subsidiary any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new Benefit Plans, or amend or agree to amend any existing compensation or Benefit Plans covering any Business Employee, except (i) as may be required by Law, (ii) pursuant to the normal severance policies or practices of the Company or a Company Subsidiary as in effect on the date of this Agreement and previously disclosed to Purchaser, (iii) increases in salary or wages payable or to become payable in the ordinary course of business consistent with past practice or (iv) pursuant to those Benefit Plans maintained by Seller;

(k)           terminate the employment of any officer employed by the Company or any Company Subsidiary other than for willful misconduct or malfeasance;

(l)            enter into, amend in any material respect, breach, terminate or allow to lapse any Material Contract, other than in the ordinary course of business consistent in nature and amount with past practice;

(m)          amend, breach, terminate or allow to lapse or become subject to default or termination any Permit, other than amendments required by applicable Law;

(n)           make or incur any capital expenditure or other financial commitment requiring payments between the date hereof and the Closing in excess of $1,000,000 individually or $25,000,000 in the aggregate;

(o)           make or change any material election in respect of Taxes, make any material change to any Tax accounting principles, methods or practices, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or material assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p)           enter into any compromise or settlement of, or take any material action with respect to, any litigation, action, suit, claim, proceeding or investigation in which the damages or fines to be paid or received are in excess of $750,000 individually or $5,000,000 in the aggregate, other than the prosecution, defense and settlement of litigation, actions, suits, claims, proceedings or investigations in the ordinary course of business consistent with past practice;

(q)           enter into, modify, extend or cancel any third-party payor Contracts (which Contracts are for amounts in excess of $750,000 per annum), other than in the ordinary course of business consistent with past practice;

(r)            make any material change in accounting policies, except as required by any changes in GAAP or applicable Law and promptly disclosed to Purchaser; and

(s)           authorize, or commit or agree to do, whether in writing or otherwise, any of the foregoing.

Section 4.2       Conduct of Business by Purchaser.  Except as otherwise expressly provided for by this Agreement or as set forth in Exhibit 4.2, from and after the date hereof until the Closing Date, Purchaser shall not, and shall cause each of its Subsidiaries not to, take any of the following actions without the prior written consent of Seller (which shall not be unreasonably withheld or delayed):

(a)           adopt any amendment to the Organizational Documents of Purchaser;

(b)           adopt a plan or agreement of complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization (which shall not be deemed to include a refinancing of indebtedness of Purchaser or Purchaser’s Subsidiaries existing as of the date hereof) or other reorganization;

(c)           (i) issue or sell Purchaser Common Stock, Purchaser Preferred Stock or any other shares of capital stock of Purchaser or any other voting securities or securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any of the foregoing, other than shares issued pursuant to any Purchaser employee benefit plan or the exercise of options or other rights granted thereunder and other than shares issued pursuant to the conversion of convertible securities which are convertible at the option of the holder thereof and outstanding as of the date of this Agreement; (ii) split, combine, subdivide or reclassify the Purchaser Common Stock, Purchaser Preferred Stock or any other shares of capital stock of Purchaser; or (iii) declare, set aside or pay any extraordinary dividend or distribution (whether in cash, stock or other property) in respect of any capital stock of Purchaser; and

(d)           authorize, or commit to agree to do, whether in writing or otherwise, any of the foregoing.

Section 4.3       Certain Intercompany Matters.

(a)           Seller covenants as follows:

(i)        Notwithstanding anything to the contrary in this Agreement, Seller, JCG LLC, the Company and certain of the Company Subsidiaries shall have the right, but not the obligation, to carry out a reorganization of the Company and its Affiliates prior to Closing, which Reorganization shall consist solely of the steps set forth in Exhibit 4.3(a)(i) (the “Reorganization”); provided, however, that such right to effect or cause to be effected the Reorganization shall expire 60 days after the date hereof unless Seller shall have notified Purchaser in writing, not later than 60 days after the date hereof, of Seller’s intention to effect the Reorganization.

(ii)       Notwithstanding subsection (i) of this Section 4.3(a), Seller shall not effect or cause to be effected the Reorganization until Seller shall have provided to Purchaser an opinion of KPMG LLP upon which the Company and Purchaser can rely, in form and substance reasonably satisfactory to Purchaser, that reaches the conclusions set forth on Exhibit 4.3(a)(ii).

(iii)      Between the date of this Agreement and the Closing, JCG LLC shall not, and Seller shall cause JCG LLC to not, conduct any business or activities, enter into any Contract or incur or guarantee the payment or performance of any Liabilities, except as expressly contemplated by the terms of this Agreement or required under the terms of the Indebtedness.

(b)           Seller shall terminate, or cause to be terminated, as of the Closing, each Affiliate Arrangement.

(c)           Prior to the Closing, Seller shall cause (i) JCG LLC, the Company and the Company Subsidiaries to be fully and irrevocably released from all Indebtedness, any other guaranties of Liabilities or any other mutual Liabilities relating to Seller or any of its Affiliates (other than JCG LLC, the Company or any Company Subsidiary), except with respect to the obligations of the Company under Seller’s 8.5% Notes in the event that Purchaser assumes such obligations at Closing, (ii) all Indebtedness and any other amounts payable or receivable among

JCG LLC, the Company or any Company Subsidiary, on the one hand, and Seller or any of its Affiliates (other than JCG LLC, the Company or any Company Subsidiary), on the other hand, shall be contributed to the capital of the respective entity or otherwise cancelled and no adjustment shall be made to the Final Purchase Price as a result of any such contribution or cancellation, (iii) all Indebtedness of JCG LLC, the Company and any Company Subsidiary to be paid in full and any and all Liens, other than Permitted Liens, securing any such Indebtedness to be terminated or released and (iv) any and all pledges of capital stock or other equity interests of JCG LLC, the Company and the Company Subsidiaries to be released from any Seller Indebtedness.  As used in this Agreement, “Indebtedness” means (a) (x) the aggregate principal amount of the 8.5% Notes, and (y) the amount of accrued and unpaid interest on the 8.5% Notes to and including the Closing Date, (b) (x) the aggregate principal amount of Seller’s 7.625% Senior Notes due 2012 (the “7.625% Notes”), and (y) the amount of accrued and unpaid interest on the 7.625% Notes to and including the Closing Date, (c) all other indebtedness for borrowed money of JCG LLC, the Company or the Company Subsidiaries pursuant to the Senior Credit Agreement, dated as of July 30, 2004, among Seller, the Company and the lender parties named therein (other than the Letters of Credit (as defined in Section 4.22) to be released in accordance with Section 4.22), (d) any obligations evidenced by bonds, debentures, notes or other similar instruments, (e) any obligations to pay the deferred purchase price of property or services and (f) any guaranty of any of the foregoing; other than, in each case, trade accounts payable and other current Liabilities (other than Liabilities for borrowed money) arising in the ordinary course of business.

(d)           In the event that Purchaser assumes the 8.5% Notes, prior to the Closing, Seller shall cause the Subsidiaries of Seller (other than JCG LLC, the Company or any Company Subsidiary) that are Subsidiary guarantors of the 8.5% Notes, to be dissolved or merged into Seller and such Subsidiaries shall be released from their guarantee of the 8.5% Notes and the 8.5% Notes Indenture.  Seller will not designate any such Subsidiary guarantor as an Unrestricted Subsidiary (as defined in the 8.5% Notes Indenture).

Section 4.4       Prior Agreements.

(a)           Immediately prior to the Closing, Seller shall assign to the Company all of Seller’s rights and obligations under the (i) Framework Agreement, dated as of April 4, 2004, among CVS Pharmacy, Inc., CVS Corporation, Brooks Pharmacy, Inc. and Seller, as amended (the “Framework Agreement”), (ii) the Assumption Agreement, dated as of September 17, 2004, among Seller, J.C. Penney Company, Inc. and National Union Fire Insurance Company of Pittsburgh, PA, as amended (the “Assumption Agreement”) and (iii) the Umbrella Sharing Agreement, dated as of July 31, 2004, among Seller, J.C. Penney Company, Inc., Eckerd Corporation, CVS Pharmacy, Inc. and National Union Fire Insurance Company of Pittsburgh, PA, as amended (the “Umbrella Agreement”), in each case other than those rights and obligations set forth in Exhibit 4.4(a) (the “Excluded Rights/Obligations”).   From and after the Closing, Purchaser shall cause the Company to indemnify, protect, defend and hold harmless the Seller Indemnitees (as defined in Section 6.3) from and against all Damages (as defined in Section 6.2) asserted against, resulting to, imposed upon or incurred by any Seller Indemnitee, directly or indirectly, resulting from or arising out of the Framework Agreement, the Assumption Agreement and the Umbrella Agreement with respect to Damages incurred by the Seller Indemnitees under the Framework Agreement, the Assumption Agreement and the Umbrella Agreement resulting from events or actions occurring after the Closing, in each case other than the Excluded Rights/Obligations.

(b)           From and after the Closing, Seller agrees to indemnify, protect, defend and hold harmless the Purchaser Indemnitees (as defined in Section 6.2) from and against all Damages asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnitee, directly or indirectly, for which Sellers or their Affiliates prior to the Closing were entitled to receive indemnification pursuant to the Stock Purchase Agreement, dated as of April 4, 2004, among Seller, J.C. Penney Company, Inc. and TDI Consolidated Corporation, as amended (the “JC Penney Agreement”), it being understood that Seller shall keep the JC Penney Agreement in effect and give Purchaser the benefit of such agreement to the same extent as if it had been assigned to Purchaser, and Purchaser shall take all such actions as necessary to monitor or otherwise administer the JC Penney Agreement on behalf of Seller, including the administration of any and all claims made on behalf of or against Seller, the Company or any of their respective Affiliates; provided, however, that if, prior to the Closing, Seller shall have obtained the consent of J.C. Penney Company, Inc. to assign the rights and obligations under the JC Penney Agreement to Purchaser (the “JC Penney Consent”), Seller shall assign to Purchaser all of Seller’s rights and obligations under the JC Penney Agreement subject to those rights and obligations shared with Seller as set forth in Exhibit 4.4(b) and shall be relieved of any indemnification obligation under the JC Penney Agreement to Purchaser Indemnitees after the Closing.

(c)           Notwithstanding anything in this Agreement to the contrary, neither the Purchaser or the Company shall be required to assume any Liabilities resulting from or arising out of the Framework Agreement, the Assumption Agreement and the Umbrella Agreement and the Purchaser shall not be required to assume any liabilities resulting from or arising out of the JC Penney Agreement, in each case which result from, arose during, or are attributable to events, facts, circumstances or conditions in existence prior to the Closing or which occurred prior to the Closing (“Pre-Closing Claims”) and Seller shall indemnify, protect, defend and hold harmless the Purchaser Indemnitees from and against all Damages incurred by any Purchaser Indemnitee, directly or indirectly, resulting from or arising out of any Pre-Closing Claim.  Purchaser shall control all legal proceedings relating to any Pre-Closing Claim (“Pre-Closing Proceeding”) under (i) the Framework Agreement, the Assumption Agreement and the Umbrella Agreement and (ii) if Seller shall have obtained the JC Penney Consent prior to the Closing and Purchaser shall have assumed the rights and obligations under the JC Penney Agreement, under the JC Penney Agreement; provided, however, that (i) Seller shall be entitled to designate a representative to evaluate and receive information with respect to any Pre-Closing Proceeding, (ii) Purchaser shall not settle any Pre-Closing Claim without Seller’s written consent, which consent shall not be unreasonably withheld or delayed and (iii) Seller shall reimburse Purchaser for all costs and expenses incurred by Purchaser in respect of any Pre-Closing Proceeding; provided, further that if the JC Penney Consent is not obtained prior to the Closing, Purchaser shall be entitled to designate a representative to evaluate and receive information with respect to any Pre-Closing Proceeding.

(d)           Notwithstanding anything in this Agreement to the contrary, this Section 4.4 shall survive the Closing and shall not be subject to the Seller Basket (as defined in Section 6.2 below) , the Seller Cap (as defined in Section 6.2 below), the Purchaser Basket (as defined in Section 6.3 below) or the Purchaser Cap (as defined in Section 6.3 below) set forth in Article VI of this Agreement.

Section 4.5       Non-Solicitation.  From and after the date hereof and continuing through the Closing Date, Seller shall not, and shall cause JCG LLC, the Company and the Company Subsidiaries not to, nor shall Seller, directly or indirectly, authorize or permit any of their respective officers, directors, employees, agents or representatives (including investment bankers, financial advisors, attorneys, consultants and accountants) to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Purchaser (and its Affiliates and representatives), with respect to a sale of all or any substantial portion of the Assets of JCG LLC, the Company or any Company Subsidiary, or a merger, recapitalization, consolidation, business combination, sale of all or any substantial portion of the capital stock or other equity interests of JCG LLC, the Company or any Company Subsidiary, or the liquidation, reorganization or similar extraordinary transaction with respect to JCG LLC, the Company or any Company Subsidiary.  Seller agrees not to, and to cause JCG LLC, the Company and the Company Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement that relates to JCG LLC, the Company or any Company Subsidiary.

Section 4.6       Access to Information; Confidentiality.

(a)           From and after the date hereof and continuing through the Closing Date, Seller shall, and shall cause JCG LLC, the Company and Company Subsidiaries to, cooperate with Purchaser and its representatives during normal business hours and provide Purchaser and its employees, accountants, attorneys and other representatives acting on behalf of Purchaser with reasonable access during normal business hours to, and permit such Persons to review, the Company’s Assets, books, Contracts, Leases (including any amendments, modifications or supplements thereto), accounts and records (including all studies, Phase I assessments, analyses and test results in the possession, custody or control of or otherwise known to Seller, JCG LLC, the Company, any Company Subsidiary or any of their respective Affiliates relating to the environmental conditions on, under or about any real property now or previously owned or operated by JCG LLC, the Company or any Company Subsidiary), and shall provide as promptly as practicable such other information to Purchaser and its representatives as they may reasonably request; provided that any such access and review shall be granted and conducted in such a manner so as not to interfere unreasonably with the conduct of the business of Seller, JCG LLC, the Company or any Company Subsidiaries.  Seller is not required to provide Purchaser or its representatives any information, or access to any information, that Seller’s counsel believes, in good faith, to violate, or support an allegation of violation of, the Antitrust Laws (as defined in Section 4.7(b)).

(b)           From and after the date hereof and continuing through the Closing Date, Purchaser shall cooperate with Seller and its representatives during normal business hours and provide Seller and its employees, accountants, attorneys and other representatives acting on behalf of Seller with reasonable access during normal business hours to, and permit such Persons to review, Purchaser’s assets, books, Contracts, accounts and records (including all studies, Phase I assessments, analyses and test results in the possession, custody or control of or otherwise known to Purchaser or any of its Affiliates relating to the environmental conditions on, under or about any real property now or previously owned or operated by Purchaser), and shall provide as promptly as practicable such other information to Seller and its representatives as they may reasonably request; provided that any such access and review shall be granted and conducted in such a manner so as not to interfere unreasonably with the conduct of the business of Purchaser.  Purchaser is not required to provide Seller or its representatives any information, or access to any information, that Purchaser’s counsel believes, in good faith, to violate, or support an allegation of violation of, the Antitrust Laws.

(c)           From and after the date hereof and continuing through the Closing Date, Seller shall, and shall cause JCG LLC, the Company and Company Subsidiaries to, cooperate with Purchaser in its efforts to comply with the Laws affecting public companies in the United States, including the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), to the extent that such compliance involves JCG LLC, the Company or any Company Subsidiary.  In furtherance (and not in limitation) of the foregoing, between the date hereof and the Closing Date, Seller shall, and Seller shall cause JCG LLC, the Company and Company Subsidiaries to, permit representatives of Purchaser acting on behalf of Purchaser to meet with employees of the Company and the Company Subsidiaries responsible for the financial statements of JCG LLC, the Company and the Company Subsidiaries and the Internal Controls to discuss such matters as reasonably necessary for them to be able to satisfy applicable obligations under the Sarbanes-Oxley Act immediately following the Closing, including obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act relating to establishing and maintaining adequate disclosure controls and procedures and internal control over financial reporting.  Purchaser acknowledges that JCG LLC, the Company and the Company Subsidiaries are not currently, and have not historically been, subject to the requirements the Sarbanes-Oxley Act or the rules and regulations promulgated thereunder (including “rules of a self-regulatory organization” as defined in the Exchange Act).

(d)           Following the Closing, Purchaser shall provide reasonable cooperation and assistance to Seller for purposes of Seller’s periodic reporting requirements under the Exchange Act and other applicable Laws.  In furtherance of the foregoing, for so long as Seller is required to use the equity method of accounting for its investment in Purchaser, Purchaser shall use commercially reasonable efforts to (i) afford Seller and its representatives access to the offices, properties and books and records of Purchaser and (ii) furnish to the representatives of Seller such additional financial and operating data and other information then available regarding Purchaser (or copies thereof) as Seller may from time to time reasonably request; provided, however, that any such access to or furnishing of information shall be conducted or provided at Seller’s expense, during normal business hours upon reasonable advance notice to Purchaser, in such a manner as not to unreasonably interfere with the normal operations of Purchaser.  In addition, for so long as Seller is required to use the equity method of accounting for its investment in Purchaser, Purchaser shall provide after the Closing (i) a balance sheet as of the end of each monthly fiscal accounting period for Purchaser and (ii) a statement of operations for each monthly fiscal accounting period of Purchaser, each prepared consistent with Purchaser’s normal closing process.  In addition to the foregoing, following the Closing, Purchaser shall provide (i) a balance sheet as of the end of the monthly fiscal accounting period in which the Closing occurs for JCG LLC, if applicable, the Company, and the Company Subsidiaries; and (ii) a statement of operations for the monthly fiscal accounting period during which the Closing occurs for JCG LLC, if applicable, the Company and the Company Subsidiaries, each prepared consistent with Seller’s normal quarterly closing process and not giving effect to the transactions contemplated by this Agreement. The balance sheet as of the end of the monthly fiscal accounting period in which the Closing occurs for JCG LLC, if applicable, the Company and the Company Subsidiaries provided to Seller pursuant to this Section 4.6(d) will be used by Seller to comply with its public reporting requirements and will not be used for purposes of adjusting the Estimated Cash Consideration in accordance with Section 1.4.

(e)           Pursuant to the JC Penney Agreement, J.C. Penney Company, Inc. and TDI Consolidated Corporation agreed to retain certain books and records that relate to the business acquired by Seller and to provide Seller reasonable access thereto.  Upon reasonable notice, for so long as Seller possesses such access rights and in the event that the JC Penney Agreement is not assigned to Purchaser immediately prior to Closing as contemplated by Section 4.4(b), Seller agrees to exercise such rights on behalf, and at the request, of Purchaser and Purchaser agrees to reimburse Seller for any reasonable, out-of-pocket expenses incurred by Seller in connection therewith.

(f)            Without limiting the terms thereof, the Confidentiality Agreement, dated as of February 28, 2006, between Purchaser and Seller shall govern the obligations of Purchaser and Seller and their respective representatives with respect to the non-public information furnished or made available to them pursuant to this Section 4.6 or otherwise.

Section 4.7       HSR Filings; Reasonable Best Efforts; Further Assurances.

(a)           Each of Purchaser and Seller shall (i) submit their respective Notification and Report Form filing(s) in accord with the HSR Act and the rules and regulations implementing the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement; (ii) use reasonable best efforts to promptly respond to any oral or written request for information, documents or questions from the Federal Trade Commission or Department of Justice during the initial thirty-day HSR mandated waiting period; (iii) use reasonable best efforts to substantially comply with a Request for Additional Information issued in accord with the rules and regulations implementing the HSR Act upon receipt; and (iv) act in good faith and cooperate with the other party in connection with any filing or submission to the Federal Trade Commission, Department of Justice or any other Governmental Authority as regards any filing or submission in connection with addressing or resolving any investigation or inquiry of the Federal Trade Commission or Department of Justice or other Governmental Authority under the Antitrust Laws with respect to this transaction.  To the extent not prohibited by applicable Laws, each party to this Agreement shall use all reasonable best efforts to furnish to each other party all information required for any application,  filing or submission to be made pursuant or related  to the HSR Act, or any applicable Laws in connection with the transactions contemplated by this Agreement.  However, either party may designate any non-public information as restricted to “Outside Antitrust Counsel” only; such information will not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.  Each party to this Agreement shall give the other party reasonable prior notice of any communication with, or any intention to enter into, any proposed understanding, undertaking, order or agreement with the Federal Trade Commission, Department of Justice or any other Governmental Authority.  None of the parties to this Agreement, or the parties’ Counsel, shall independently participate in any meeting or engage in any substantive conversation with the Federal Trade Commission, Department of Justice or any other Governmental Authority with respect to any formal or informal investigation of, or inquiry into, the transactions contemplated by this Agreement, without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend and  participate in any meeting or substantive conversation.  The parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

(b)           Subject to Section 4.7(d), each of Purchaser and Seller shall use its reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  In connection therewith and subject to Section 4.7(d), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Purchaser and Seller shall (by negotiation, litigation or otherwise) cooperate and use its reasonable best efforts to vigorously contest and resist any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available administrative and judicial appeals, unless, by mutual agreement, Purchaser and Seller decide that litigation is not in their respective best interests.   Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.7 shall limit the right of a party to this Agreement to terminate this Agreement pursuant to Section 8.1(c), so long as such party to this Agreement has until that time complied in all material respects with its obligations under this Section 4.7.  Each of Purchaser and Seller shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c)           Subject to Section 4.7(d), each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, sufficient, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings with Governmental Authorities, if any), (ii) the preparation of the Proxy Statement (as defined in Section 4.16(a) below), (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (iv) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 4.7(a), Section 4.7(b) or this Section 4.7(c).

(d)           Notwithstanding anything to the contrary in this Section 4.7, neither Purchaser nor the Company shall be required in order to resolve any objections asserted under Antitrust Laws by any Governmental Authority or Governmental Authorities with respect to the transactions contemplated by this Agreement to divest any of its businesses or assets, or take or agree to take any other action or agree to any limitation or restriction, that the Board of Directors of Purchaser reasonably determines in good faith, after considering the advice of its management and legal and financial advisors, (i) to be materially adverse to Purchaser and its Subsidiaries taken as a whole or (ii) would materially impair the overall benefits expected, as of the date hereof, to be realized from the acquisition of the Business.  Purchaser agrees that divestiture or release of assets (tangible or intangible) representing, or the imposition of conditions affecting, store-level Adjusted EBITDA (as defined immediately below) of up to an aggregate of $60 million before advertising and corporate administration expenses, for the most recently completed fiscal year (the “$60 Million Adjusted EBITDA Threshold”) is not materially adverse to Purchaser and its Subsidiaries taken as a whole nor would it materially impair the overall benefits expected to be realized from the acquisition of the Business; provided, however, that if the $60 Million Adjusted EBITDA Threshold is exceeded, it shall be deemed to materially impair the overall benefits expected to be realized by Purchaser with respect to the acquisition of the Business.  As used in this Agreement, “Adjusted EBITDA” means net earnings before interest expense, income tax expense, depreciation and amortization expense and other non-cash charges, or adjustments for non-operating items set forth on Exhibit 4.7(d).

Section 4.8       Delivery of Additional Financial Statements.  Seller will deliver to Purchaser (i) Interim Financial Statements relating to a fiscal monthly period within 30 days of the end of such period and (ii) Interim Financial Statements relating to a fiscal quarterly period within 45 days of the end of such period.

Section 4.9       Books and Records.

(a)           Seller will use reasonable best efforts to deliver or cause to be delivered to Purchaser or the Company at Closing all properties, books, records, Contracts, information and documents relating to the Business that are not then in the possession or control of the Company or the Company Subsidiaries.  As soon as is reasonably practicable after the Closing, Seller will use reasonable best efforts to deliver or cause to be delivered to Purchaser or the Company any remaining properties, books, records, Contracts, information and documents relating to the Business that are not already in the possession or control of the Company or the Company Subsidiaries.

(b)           Subject to Section 7.6 (relating to Tax records), Seller and Purchaser agree that each of them will preserve and keep the records held by it relating to the Business for a period of ten years from the Closing Date in accordance with their respective corporate records retention policies; provided, however, that prior to disposing of any such records in accordance with such policies, the applicable party shall provide written notice to the other party of its intent to dispose of such records and shall provide such other party the opportunity to take ownership and possession of such records (at such other party’s sole expense) to the extent they relate to such other party’s business or obligations within 30 days after such notice is delivered.  If such other party does not confirm its intention in writing to take ownership and possession of such records within such 30-day period, the party who possesses the records may proceed with the disposition of such records.  Seller and Purchaser shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against, or governmental investigations of Seller or Purchaser or any of their respective Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

Section 4.10     Publicity.  Seller shall not, and shall not permit JCG LLC, the Company or the Company Subsidiaries to, and Purchaser shall not, issue any press release or public announcement concerning this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Seller or Purchaser, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Seller or Purchaser lists its securities; provided that to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

Section 4.11     Notification of Certain Events.  From and after the date hereof and continuing through the Closing Date:

(a)           Seller shall give prompt notice to Purchaser of (i) the occurrence or existence of (A) the breach in any material respect of a representation, warranty or covenant made by Seller in this Agreement, (B) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (C) a Company Material Adverse Effect;  (ii) any notice or other communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to the transactions contemplated hereby; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; and (iv) (A) the commencement or, to Seller’s knowledge, threatened commencement of any material claims, suits, actions, charges or proceedings before any Governmental Authority or any arbitration against JCG LLC, the Company or any Company Subsidiary, (B) to Seller’s knowledge, the commencement of any investigations or formal or informal inquiries by any Governmental Authority against or relating to JCG LLC, the Company or any Company Subsidiary, (C) the commencement of any material internal investigations or the receipt of any material and reasonably credible whistle-blower complaints relating to JCG LLC, the Company or any Company Subsidiary and (D) the entry of any material judgments, decrees, injunctions, rules or orders of any Governmental Authority relating to JCG LLC, the Company or any Company Subsidiary.

(b)           Purchaser shall give prompt notice to Seller of (i) the occurrence or existence of (A) the breach in any material respect of a representation, warranty or covenant made by Purchaser in this Agreement, (B) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied and/or (C) a Purchaser Material Adverse Effect; (ii) any notice or other communication (other than routine notices or communications) from any Governmental Authority with respect to the transactions contemplated hereby; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; and (iv) (A) the commencement or, to Purchaser’s knowledge, threatened commencement of any claims, suits, actions, charges or proceedings before any Governmental Authority or any arbitration against Purchaser, (B) to Purchaser’s knowledge, the commencement of any investigations or formal or informal inquiries by any Governmental Authority against or relating to Purchaser, (C) the commencement of any internal investigations or the receipt of any reasonably credible whistle-blower complaints relating to Purchaser and (D) the entry of any judgments, decrees, injunctions, rules or orders of any Governmental Authority relating to Purchaser, except, in the case of this clause (iv), such events as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.12     Employee Matters.

(a)           Employees and Compensation.  For a period of at least three months beginning on the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, provide each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Closing (a “Business Employee”) who remains employed by the Company or any of the Company Subsidiaries following the Closing (a “Continuing Employee”), with a position providing base pay that is at least equal to the base pay provided to each such Continuing Employee by the Company or the applicable Company Subsidiary immediately prior to the Closing Date.  Notwithstanding the foregoing, nothing contained in this Section 4.12 will limit the right of Purchaser or any of its Affiliates to terminate or suspend the employment of any Continuing Employee after the Closing or, except as expressly provided in Section 4.12, to discontinue or modify the benefits provided to any such employee.

(b)           Certain Bonus Payments.

(i)        Annual Bonus for Fiscal Year in which the Closing Occurs.  Purchaser agrees that it shall cause the Company on or about the normal payment date of bonuses consistent with Purchaser’s past practice (but in any event not later than 70 days after the last day of the Company’s fiscal year in which the Closing occurs), to make bonus payments to the bonus eligible Business Employees (as determined by the Company under the annual bonus plans disclosed in Exhibit 4.12(b)(i)) who remain employed as of the bonus payment date or who are terminated by the Company or a Company Subsidiary after the Closing but prior to the bonus payment date, equal to such employee’s target bonus, pro-rated for the portion of the Company’s fiscal year that has elapsed prior to the Closing Date, to the extent not previously paid.  For this purpose, the bonus eligible Business Employee’s bonus shall equal 100% of such employee’s target bonus, as disclosed to Purchaser in Exhibit 4.12(b)(i) by employee classification and accrued on the Closing Date Balance Sheet, multiplied by a fraction, the numerator of which is the number of days from the beginning of the Company’s fiscal year in which the Closing occurs through the Closing Date, and the denominator of which is 365.  In the event that any bonus eligible Business Employee is not paid such pro rata portion of such employee’s target bonus in compliance with the time limitations set forth above, the aggregate of all such unpaid amounts to the extent accrued for on the Closing Date Balance Sheet shall be promptly paid by Purchaser to Seller.  Each Continuing Employee’s bonus for periods following the Closing Date shall be determined by Purchaser in its sole discretion.

(ii)       Special Incentive Payment.  The parties agree that the Company shall pay, on or about November 30, 2006, a special incentive bonus (the “Special Bonus”) to each bonus eligible associate (as determined by the Company under the annual incentive plan for fiscal year 2006) employed in the Warwick (Service Road and Post Road) and Largo offices, equal to 50% of the bonus incentive that would have been paid in respect of the 2006 fiscal year under the annual incentive plan if the Company and the individual had achieved target performance of 100% (personal and Company portions).  Exhibit 4.12(b)(ii) sets forth the additional terms and conditions applicable to the payment of the Special Bonus, which is being paid in light of job performance through the second quarter of the 2007 fiscal year.  Seller agrees that it shall be solely responsible for the full amount of the Special Bonus and shall cause the targeted amount of the Special Bonus described above to be accrued on the Company’s balance sheet.  In the event that the Closing occurs prior to the time that the Special Bonus is paid, Purchaser agrees that it shall cause the Company to pay the Special Bonus, to the extent of the accrual set forth on the Closing Date Balance Sheet.

(c)           Employee Benefits.  For a period of at least six months beginning on the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, continue to provide the Continuing Employees for so long as the Continuing Employee remains so employed, with employee benefits which are, in the aggregate, substantially similar to those provided under the Benefit Plans immediately prior to the Closing Date, or those provided by Purchaser to its similarly situated employees, except that Purchaser shall not be required to continue under any Benefit Plan any investment fund intended to invest primarily or exclusively in Jean Coutu USA Common Shares or Seller common stock, or any equity-based compensation plans.  Notwithstanding the generality of the foregoing, for a period of twelve months following the Closing Date, Purchaser shall cause the Company and the Company Subsidiaries to provide severance benefits pursuant to the Company Transition Pay Program, a true and complete copy of which has been provided to Purchaser, which shall be in lieu of any other severance benefits otherwise payable to the Business Employees under any Benefit Plan, and shall be reduced by (or provided co-extensively with) any payments required to be made under WARN.  Purchaser agrees that for any employee benefit plan of Purchaser or any of its Affiliates made available to the Continuing Employees after the Closing, such employees will receive credit for the years of service credited to them prior to the Closing by Seller, the Company or a Company Subsidiary for the purpose of determining eligibility and vesting under such employee benefit plan and, with respect to any applicable vacation pay plan only, for the purpose of determining the amount of accrued benefits under such plan; provided, however, that such recognition of service shall not result in a duplication of benefits for the same period of service. With respect to any welfare plan in which employees of the Company and the Company Subsidiaries are eligible to participate after the Closing Date, Purchaser shall, and shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and the Company Subsidiaries prior to the Closing Date, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d)           Equity-Based Awards.  Seller shall amend or cause to be amended the terms of the equity compensation plans maintained by it and its Affiliates to provide (to the extent not already provided thereunder) that any Business Employee shall have the maximum period of time permitted under Section 409A of the Code and the published guidance thereunder following such employee’s termination of employment to exercise any then vested equity based awards under such plans; provided that in no event shall Seller be required to extend the post-employment exercise period of any equity based awards by more than two years after the Closing, and provided, further, that Seller shall not be required to take any action to accelerate the vesting of any equity based awards under such plans held by Business Employees.  Seller and Purchaser agree that any and all income tax deductions attributable to the exercise, in accordance with the terms of such plans (including as modified by this Section 4.12(d)), on or prior to the Closing Date, of any equity based award (whether or not such award was vested on or before the Closing) granted to a Business Employee thereunder, shall be claimed only by the Company or the appropriate Company Subsidiary in the Pre-Closing Period (as defined in Section 7.3 below), unless prohibited by applicable Laws.

(e)           Employment Discussions.  After the date hereof and prior to the Closing Date, Seller and the Company shall provide Purchaser with access, during reasonable business hours and upon reasonable notice, to (i) all field, corporate and distribution center management personnel for purposes of determining the staffing needs of the Business following the Closing Date and identifying additional personnel of the Business to be interviewed by Purchaser prior to the Closing Date and (ii) to additional groups of personnel identified by Purchaser.  Purchaser and Seller agree to reasonably coordinate in connection with such interviews and further agree that a representative of Seller listed in Exhibit 4.12(e) may be present for such interviews if desired by Seller.  Purchaser agrees that it shall use its reasonable best efforts to conduct such interviews in a manner that causes minimum disruption to the Business.

(f)            No Third Party Beneficiaries.  The provisions of this Section 4.12 shall not confer upon any person other than the parties to this Agreement any rights, benefits or remedies.

(g)           Cooperation.  Seller agrees that it shall provide Purchaser with advance copies of all employee communications relating to the transactions contemplated by this Agreement (including, without limitation, severance and severance benefits) from and after the date hereof and through the Closing.  Purchaser and Seller agree to cooperate in order to facilitate all provisions of Section 4.12 of this Agreement.

Section 4.13     WARN Act.

(a)           On or before the Closing Date, Seller shall provide Purchaser with a list of the name and site of employment of any and all employees of the Company or the Company Subsidiaries who have experienced, or will experience, an employment loss or layoff, as defined by WARN requiring notice to employees in the event of a closing or layoff, within 90 days prior to the Closing Date.  Seller shall update this list up to and including the Closing Date.

(b)           Seller shall not, and shall cause the Company or any Company Subsidiary not to, at any time within 90 days before the Closing Date, without complying fully with the notice requirements and other requirements of WARN, effectuate (i) a plant closing as defined in WARN affecting any site of employment or one or more facilities or operating units within any site of employment of the Company; (ii) a mass layoff as defined in WARN affecting any site of employment of the Company; or (iii) any similar action under WARN requiring notice to employees in the event of an employment loss or layoff.

(c)           Seller shall be responsible for any Liability under WARN or any other applicable Law with respect to any employees of the Company or the Company Subsidiaries who are terminated before the Closing and Purchaser shall be responsible for any Liability under WARN or any other applicable Law with respect to any employees of the Company or the Company Subsidiaries who are terminated as of or after the Closing.

Section 4.14     Non-Solicitation of Employees.  From and after the date hereof and through the second anniversary of the Closing Date, Seller shall not (and shall cause its Affiliates not to), without the prior written consent of Purchaser, directly or indirectly, solicit or hire any employee of JCG LLC, the Company or any Company Subsidiary (other than clerical or non-salaried employees); provided, however, the foregoing shall not prohibit Seller from (a) engaging in the general solicitation (whether by newspaper, trade publication or other periodical) of employees (or hiring any employees that respond to such general solicitation) so long as such solicitation is not targeted or focused at employees of JCG LLC, the Company or any Company Subsidiary, or (b) soliciting or hiring any such employee (other than clerical or non-salaried employees) who is no longer employed by JCG LLC, the Company or a Company Subsidiary and has not been an employee of JCG LLC, the Company or a Company Subsidiary for at least six months prior to such solicitation or employment by Seller or its Affiliates.

Section 4.15     Non-Competition.

(a)           For a period of five years after the Closing Date, Seller agrees that it will not, and will cause its Affiliates (except for Michel Coutu, for whom the applicable period will be for three years after the Closing Date and whose obligation is contained in a letter agreement between Michel Coutu and Purchaser, dated as of the date hereof) not to, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person (other than as a stockholder of Purchaser and through its designees on Purchaser’s Board of Directors), own, manage, operate, control, participate in, acquire more than three percent of (or the right to acquire more than three percent of) any class of voting securities of, perform services for, or otherwise carry on, either a retail pharmacy business in the United States or a pharmacy benefits management business in the

United States.  Purchaser and Seller agree that $1 million of the cash portion of the Final Purchase Price will be allocated to the covenant not to compete set forth in this Section 4.15, and agree to act in accordance with such allocation for all purposes, including in any relevant Tax Returns or filings.

(b)           Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 4.15 will be inadequate and, accordingly, Seller covenants and agrees that Purchaser shall, in addition to any other rights and remedies which Purchaser may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction.  In addition, Seller and Purchaser agree that the terms of the covenant in this Section 4.15 are fair and reasonable in light of Purchaser’s plans for the Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby.  In the event that any of the covenants contained in this Section 4.15 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 4.15 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

Section 4.16     Stockholders Meeting; Proxy Statement; By-Laws.

(a)           Purchaser shall, in accordance with applicable Law, Purchaser’s Restated Certificate of Incorporation and Purchaser’s Amended and Restated By-Laws:

(i)        cause a special meeting of its stockholders (the “Special Meeting”) to be duly called, noticed and held as promptly as practicable after the date of this Agreement for the purpose of voting on the approval and/or adoption of (A) the issuance of Purchaser Common Stock pursuant to this Agreement, (B) amendments to Purchaser’s Restated Certificate of Incorporation to increase the number of authorized shares of capital stock of Purchaser to 1.5 billion shares of Purchaser Common Stock and (C) the material amendments to and/or the adoption of new Purchaser equity compensation plans identified in Exhibit 4.16(a) (collectively, the “Stockholder Vote Matters”);

(ii)       prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a preliminary proxy statement relating to the solicitation of proxies from the stockholders of Purchaser for approval of the Stockholder Vote Matters and use its reasonable best efforts (A) to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the “Proxy Statement”) to be mailed to Purchaser’s stockholders and (B) to solicit proxies from its stockholders to obtain the requisite approval of the Stockholder Vote Matters; and

(iii)      include in the Proxy Statement the recommendation of the Board of Directors of Purchaser that stockholders vote in favor of the Stockholder Vote Matters.

(b)           Seller agrees that it will cooperate with and assist Purchaser, including providing Purchaser promptly upon request with the information concerning Seller and the Company required to be included in the Proxy Statement, which information, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is mailed to Purchaser stockholders and at the time of the Special Meeting, as such information may be supplemented or amended as of such time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Purchaser shall amend its Restated By-Laws, effective upon the Closing, as set forth in Exhibit 4.16(c).

Section 4.17     Listing.  Purchaser shall apply for, and shall use its reasonable best efforts to obtain prior to the Closing Date, approval to list on the NYSE the shares of Purchaser Common Stock to be issued to Seller at Closing, subject to official notice of issuance.

Section 4.18     Environmental Inspections.  Prior to the Closing, Purchaser shall have the right to conduct non-invasive environmental inspections of the Real Property.  Seller shall have the right to have a representative present during any inspections of the Real Property.  Purchaser may request information about the Real Property from Governmental Authorities, but will not disclose to any Governmental Authority the results of any inspection conducted at any of the Real Property, whether performed by Seller, Purchaser, a consultant or agent thereof or otherwise, without Seller’s prior written consent, except to the extent required by Law.

Section 4.19     Title and Survey Obligations.  Seller will cause to be made available copies of any existing title policies or surveys for the Real Property in the possession of the Company for Purchaser’s review.

Section 4.20     Expenses.  Except as otherwise expressly provided in this Agreement, Purchaser, on the one hand, and Seller, on the other hand, shall each bear its own direct and indirect expenses in connection with the transactions contemplated hereby, including all direct and indirect expenses and out-of-pocket costs incurred in connection with the procurement or attempted procurement of the consents required to be obtained pursuant to Section 4.7.

Section 4.21     Financing.  Purchaser shall arrange the Financing on the terms and conditions described in the Financing Commitment, including (a) negotiating definitive agreements with respect thereto on terms and conditions contained therein and (b) satisfying all conditions applicable to Purchaser in such definitive agreements that are within its control.  If all other conditions (including all conditions under the Financing Commitment that are required to be satisfied on the Closing Date) have been satisfied (other than those conditions that by their nature have to be satisfied at the Closing) and Seller and Purchaser are prepared to close, Purchaser agrees that if the Financing (other than the bridge facility) is not otherwise available, it will draw down from the bridge facility contemplated by the Financing Commitment an amount not less than the amount needed to pay the Estimated Cash Consideration, and shall take such actions as are reasonably necessary to cause the Closing to occur no later than the Outside Date (as defined in Section 8.1(b) below).  Seller agrees to provide, and shall cause JCG LLC, the Company and the Company Subsidiaries and its and their representatives, attorneys, independent auditors and advisors to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Purchaser (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including, without limitation, (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Purchaser and its financing sources and its and their attorneys, independent auditors and advisors with financial and other pertinent information regarding JCG LLC, the Company and the Company Subsidiaries as may be reasonably requested by Purchaser, (iii) assisting Purchaser and its financing sources in the preparation of (A) offering documents for any debt raised to complete the transactions contemplated hereby, (B) materials for rating agency presentations, and (C) business projections and financial statements (including historical financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP, pro forma financial statements and other financial information required pursuant to Regulation S-X of the Securities Act), (iv) reasonably cooperating with the marketing efforts of Purchaser and its financing sources for any debt raised by Purchaser to complete the transactions contemplated hereby, (v) providing and executing such documents as may be reasonably requested by Purchaser, (vi) reasonably facilitating the pledge of collateral, and (vii) using reasonable best efforts to cause legal counsel to provide customary legal opinions and an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements of the Company and the Company Subsidiaries as may be reasonably requested by Purchaser; provided that Seller shall not be required to pay any commitment or other similar fee or incur any other Liability in connection with the Financing.

Section 4.22     Letters of Credit.  Set forth on Exhibit 4.22 is a list of all letters of credit of the Company and any Company Subsidiary outstanding as of the date hereof and Seller shall update such list from time to time hereafter and prior to Closing (such list as shall be updated from time to time by Seller, constituting the “Letters of Credit”).  Purchaser shall obtain from each beneficiary of a Letter of Credit a binding written release of Seller under any Letter of Credit in effect as of the Closing by either (i) using its reasonable best efforts to provide substitute letters of credit with terms that are, as a whole, at least as favorable to the counterparty as the terms of the applicable Letter of Credit or (ii) furnishing cash, or making such other arrangements to which the counterparty is entitled under the applicable Contract.

Section 4.23     Tax Powers of Attorney.  Not later than the fifth Business Day prior to the scheduled Closing Date, Seller shall deliver to Purchaser a list of all written powers of attorney that the Company or a Company Subsidiary has granted and that will be in force after the Closing with respect to any Taxes or Tax Returns.

Section 4.24     Transition Services Agreement.  Promptly following the date of this Agreement and prior to the Closing, Seller and Purchaser shall negotiate in good faith, and at the Closing execute and deliver, the Transition Services Agreement, which shall incorporate and be consistent with the principles set forth in Exhibit 4.24.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1       Mutual Conditions.  The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a)           No Legal Prohibition, etc.  There shall not be in effect any decree, judgment, preliminary or permanent injunction or other order or Law issued by any Governmental Authority of competent jurisdiction that prohibits, enjoins, materially delays or interferes with the consummation of the transactions contemplated hereby; provided that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

(b)           HSR Waiting Period.  The waiting period, and any extensions thereof, applicable to the transactions contemplated by this Agreement pursuant to the HSR Act shall have expired or been terminated.

(c)           Purchaser Stockholder Approval.  The issuance of shares of Purchaser Common Stock pursuant to this Agreement shall have been approved by the requisite vote of the stockholders of Purchaser under applicable Law and Purchaser’s Organizational Documents.

(d)           Listing.  Purchaser shall have received approval to list on the NYSE the shares of Purchaser Common Stock to be issued to Seller at Closing, subject to official notice of issuance.

Section 5.2       Conditions to Purchaser’s Obligations.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a)           Truth of Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement (disregarding any Company Material Adverse Effect, materiality or other similar qualifiers therein) shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct in all respects as of such specific date), except where the failure of such representations and warranties in the aggregate to be true and correct has not had or resulted in and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b)           Performance of Agreements.  Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(c)           No Immediate Threatened or Pending Litigation.  There shall not be threatened or pending any action (i) by any Governmental Authority seeking to prohibit or impose any material limitations on Purchaser’s ownership of JCG LLC or the Company or the operation of all or a material portion of Purchaser’s or the Company’s or any of their respective Subsidiaries’ businesses or assets, or to compel Purchaser, JCG LLC or the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Purchaser, JCG LLC or the Company or any of their respective Subsidiaries, or (ii) by any Governmental Authority which the Board of Directors of Purchaser reasonably determines in good faith, after considering the advice of its management and legal and financial advisors, (x) to be materially adverse to Purchaser and its Subsidiaries taken as a whole or (y) would materially impair the overall benefits expected, as of the date hereof, to be realized from the acquisition of the Business.  Purchaser agrees that divestiture or release of assets (tangible or intangible) representing, or the imposition of conditions affecting, up to the $60 Million Adjusted EBITDA Threshold is not materially adverse to Purchaser and its Subsidiaries taken as a whole nor would it materially impair the overall benefits expected to be realized from the acquisition of the Business; provided, however, that if the $60 Million Adjusted EBITDA Threshold is exceeded, it shall be deemed to materially impair the overall benefits expected to be realized by Purchaser with respect to the acquisition of the Business.

(d)           Officer’s Certificate.  Purchaser shall have received a certificate of an executive officer of Seller that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

(e)           No Material Adverse Effect.  Since the date hereof, no event, occurrence, fact, condition, change, development or effect shall have occurred or come to exist that, individually or in the aggregate, has had or resulted in or would reasonably be expected to have or result in a Company Material Adverse Effect.

(f)            Financing.  Purchaser shall have received the proceeds of the Financing in an amount sufficient to consummate the transactions contemplated hereby.

(g)           Closing Deliveries.  Seller shall have made the deliveries required to be made by it under Section 1.7.

Section 5.3       Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a)           Truth of Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement (disregarding any Purchaser Material Adverse Effect, materiality or other similar qualifiers therein) shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct in all respects as of such specific date), except where the failure of such representations and warranties in the aggregate to be true and correct has not had or resulted in and would not reasonably be expected to have or result in a Purchaser Material Adverse Effect.

(b)           Performance of Agreements.  Purchaser shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c)           No Immediate Threatened or Pending Litigation.  There shall not be threatened or pending any action by any Governmental Authority seeking to prohibit Purchaser’s ownership of JCG LLC or the Company or the operation of all or substantially all of Purchaser’s or the Company’s and any of their respective Subsidiaries’ businesses or assets.

(d)           No Material Adverse Effect.  Since the date hereof, no event, occurrence, fact, condition, change, development or effect shall have occurred or come to exist that, individually or in the aggregate, has had or resulted in or would reasonably be expected to have or result in a Purchaser Material Adverse Effect.

(e)           Officer’s Certificate.  Seller shall have received a certificate of an executive officer of Purchaser that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

(f)            Closing Deliveries.  Purchaser shall have made the deliveries required to be made by it under Section 1.6.

ARTICLE VI

SURVIVAL AND INDEMNIFICATION

Section 6.1       Survival of Representations, Warranties and Covenants.  Except as set forth in Article VII with respect to Tax matters, the representations and warranties of the parties contained in this Agreement shall survive the Closing solely for purposes of Article VI until the later of July 31, 2008 or 18 months following the Closing Date; provided, however, that notwithstanding the foregoing, (i) the representations and warranties of Seller set forth in Section 2.19 (Employee Benefit Plans; ERISA) and Section 2.23 (Compliance with Environmental Laws) shall survive the Closing until six months following the expiration of the applicable statute of limitations (including all periods of extension, whether automatic or permissive) and (ii) (A) the representations and warranties of Seller set forth in Section 2.2 (Authority; Validity of Agreements), Section 2.5 (Capitalization; Subsidiaries), Section 2.6 (Title to Jean Coutu USA Shares) and Section 2.29 (Seller Indenture) and (B) the representations and warranties of Purchaser set forth in Section 3.2 (Authority; Validity of Agreements), Section 3.4(d) (relating to the Purchaser Common Stock to be issued pursuant to this Agreement) and Section 3.9 (Purchaser Indenture), shall survive the Closing indefinitely.  All covenants and agreements contained in this Agreement which are to have effect or be performed after the Closing shall survive the Closing in accordance with their terms.  Any right of indemnification pursuant to this Article VI with respect to a claimed breach of a representation, warranty or covenant shall expire at the date of termination of the survival period for such representation, warranty or covenant claimed to be breached (the “Termination Date”), unless on or prior to the Termination Date a written claim for indemnification has been made to the party from whom indemnification is sought.  Provided that an indemnification claim is timely made, it may continue to be asserted beyond the Termination Date of the representation and warranty to which such claim relates until the final disposition of such claim.

Section 6.2       Indemnification by Seller.  From and after the Closing, except as set forth in Article VII with respect to Tax matters, Seller shall indemnify, protect, defend and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”), as the case may be, from and against all Liabilities, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, interest, penalties and attorneys’ fees, disbursements and expenses) (collectively, “Damages”) asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnitee, directly or indirectly: (i) resulting from or arising out of a breach of any representation, warranty, covenant, agreement or other obligation of Seller contained in or made pursuant to this Agreement, each representation, warranty, covenant, agreement or obligation being read for this purpose without regard to any qualifications or limitations relating to materiality, including the terms “material,” “materially,” “Company Material Adverse Effect” or similar expressions; and (ii) arising from or relating to the conduct of the business of Seller and its Subsidiaries (other than JCG LLC, the Company or the Company Subsidiaries); provided, however, that in no event will the aggregate liability of Seller under clause (i) of this Section 6.2 exceed $450,000,000 (the “Seller Cap”); and provided, further, that no claims for indemnification can be made against Seller under clause (i) of this Section 6.2 with respect to breaches of representations and warranties unless and until the aggregate amount of such Damages for which the Purchaser Indemnitees are entitled to indemnity under clause (i) of this Section 6.2 with respect to breaches of representations and warranties exceeds $35,000,000 (the “Seller Basket”).  No individual claim for Damages relating to breaches of representations and warranties of $10,000 or less (each, a “De Minimis Claim”) shall be aggregated for purposes of either (x) determining whether the Seller Basket has been met or (y) composing the portion of Damages that exceeds the Seller Basket, unless such De Minimis Claim constitutes or is part of a series of two or more related claims, in which case, such De Minimis Claims shall be aggregated for purposes of determining whether the $10,000 threshold has been exceeded.  In the event the aggregate amount of the Damages sustained by the Purchaser Indemnitees under clause (i) of this Section 6.2 with respect to breaches of representations and warranties exceeds the Seller Basket, the indemnification obligations of Seller shall apply only to those Damages sustained by the Purchaser Indemnitees in excess of the Seller Basket.  Notwithstanding the foregoing, neither the Seller Basket nor the Seller Cap shall apply to Damages resulting from breaches by Seller with respect to the representations and warranties set forth in Section 2.2, Section 2.5, Section 2.6 and Section 2.29 of this Agreement, for all of which Damages Seller shall be liable whether or not the Seller Basket has been exceeded.  For the avoidance of doubt, neither the Seller Basket nor the Seller Cap shall apply to Damages for which Purchaser Indemnitees are entitled to indemnification under clause (ii) of this Section 6.2, under Section 4.4 or under Article VII.

Section 6.3       Indemnification by Purchaser.  From and after the Closing, except as set forth in Article VII with respect to Tax Matters, Purchaser shall indemnify, protect, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”), as the case may be, from and against all Damages asserted against, resulting to, imposed upon or incurred by any Seller Indemnitee, directly or indirectly, resulting from or arising out of a breach of any representation, warranty, covenant, agreement or other obligation of Purchaser contained in or made pursuant to this Agreement, each representation, warranty, covenant, agreement or obligation being read for this purpose without regard to any qualifications or limitations relating to materiality, including the terms “material,” “materially,” “Purchaser Material Adverse Effect” or similar expressions; provided, however, that in no event will the aggregate liability of Purchaser under this Section 6.3 exceed $450,000,000 (the “Purchaser Cap”); and provided, further, that no claims for indemnification can be made against Purchaser hereunder with respect to breaches of representations and warranties unless and until the aggregate amount of such Damages for which the Seller Indemnitees are entitled to indemnity under the terms hereof with respect to breaches of representations and warranties exceeds $35,000,000 (the “Purchaser Basket”).  No De Minimis Claim relating to breaches of representations and warranties shall be aggregated for purposes of either (x) determining whether the Purchaser Basket has been met or (y) composing the portion of Damages that exceeds the Purchaser Basket, unless such De Minimis Claim constitutes or is part of a series of two or more related claims, in which case, such De Minimis Claims shall be aggregated for purposes of determining whether the $10,000 threshold has been exceeded.  In the event the aggregate amount of the Damages sustained by the Seller Indemnitees hereunder with respect to breaches of representations and warranties exceeds the Purchaser Basket, the indemnification obligations of Purchaser shall apply only to those Damages sustained by the Seller Indemnitees in excess of the Purchaser Basket.  Notwithstanding the foregoing, neither the Purchaser Basket nor the Purchaser Cap shall apply to Damages resulting from breaches by Purchaser with respect to the representations and warranties set forth in Section 3.2, Section 3.4(d) and Section 3.9 of this Agreement, for all of which Damages Purchaser shall be liable whether or not the Purchaser Basket has been exceeded.

Section 6.4       Indemnification Procedures.

(a)           In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article VI in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification (or to provide any of the notices or documents contemplated by the next sentence) shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim, other than those notices and documents separately addressed to the Indemnifying Party.

(b)           Subject to the provisions related to settlement of Third Party Claims set forth in Section 6.4(c) below, the Indemnifying Party will have the right to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, other than a Third-Party Claim which seeks an order, injunction, or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages (which

Third-Party Claim shall be controlled at all times by the Company or Purchaser) which relates to any Damages indemnified against hereunder and to select counsel of its choice.  If the Indemnifying Party does not, within twenty-one days of its receipt of notice of a Third-Party Claim pursuant to Section 6.4(a), elect to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Damages indemnified against hereunder, the applicable Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim.  If the applicable Indemnified Party defends any Third-Party Claim, then the Indemnifying Party shall promptly reimburse the applicable Indemnified Party for the reasonable costs and expenses of defending such Third-Party Claim upon submission of periodic bills therefor.  If the Indemnifying Party assumes the defense of any Third-Party Claim, the applicable Indemnified Party may participate, at its own expense, in the defense of such Third-Party Claim; provided, however, that such applicable Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the applicable Indemnified Party, a conflict or potential conflict exists between the applicable Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim.

(c)           If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall (and shall cause the applicable Indemnified Parties to) cooperate in the defense or prosecution thereof.  If the Indemnifying Party assumes the defense of a Third-Party Claim, the other party shall (and shall cause the applicable Indemnified Parties to) agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that (i) by its terms obligates the Indemnifying Party (or its Affiliates) to pay the full amount of the liability in connection with such Third-Party Claim, (ii) does not require any payment, admission or other action by, or limitation on, any Indemnified Party, and (iii) releases all Indemnified Parties in connection with such Third-Party Claim.  If the Indemnifying Party elects not to assume the defense of a Third-Party Claim or in the event of a Third Party Claim relating to or involving a supplier, the applicable Indemnified Parties shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

(d)           In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article VI that does not involve a Third-Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same.  The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VI, except to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure.

Section 6.5       Calculation of Damages.  Notwithstanding any other provision of this Agreement, in no event shall Seller or Purchaser be liable for diminution of value or punitive, consequential, indirect, incidental or special damages of any kind or nature, regardless of the form of action through which such damages are sought unless such damages are actually recovered or recovered by a third party in a Third Party Claim.  Notwithstanding the foregoing, the amount of any Damages for which indemnification is provided under this Article VI shall be net of any amounts recovered or recoverable by the Indemnified Party under any Contracts or applicable insurance policies with respect to such Damages.  To the extent an Indemnified Party recognizes any net Tax Benefits (as defined immediately below) as a result of any Damages for which indemnity is paid under this Article VI, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payments received from the Indemnifying Party with respect to such Damages) to the Indemnifying Party within 60 days of such Tax Benefits being recognized by the Indemnified Party (to the extent such Tax Benefits are realized prior to the payment of the indemnity for the Damages, the amount of the indemnity for the Damages shall be reduced by the amount of Tax Benefits actually realized).  For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year only if, and to the extent that, the Indemnified Party’s liability for cash Taxes for such taxable year, calculated by excluding any Tax items attributed to the Damages, exceeds the Indemnified Party’s actual liability for cash Taxes for such taxable year, calculated by taking into account any Tax items attributed to (i) the Damages or (ii) the receipt of any indemnification payments.

Section 6.6       No Duplications.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 6.7       Treatment of Indemnification Amounts.  Any amounts payable under this Article VI shall be, to the extent permitted by Law, an adjustment to the Final Purchase Price.

ARTICLE VII

TAX MATTERS

Section 7.1       Tax Indemnity.

(a)           Subject to Purchaser’s compliance with the provisions of Section 7.3, Seller shall indemnify and hold Purchaser Indemnitees harmless from and against all Damages that Purchaser Indemnitees incur arising from, out of or related to (without duplication):

(i)        (A) Taxes of the Company and the Company Subsidiaries for all Pre-Closing Periods (as defined in Section 7.3 below) and, with respect to any Straddle Period (as defined in Section 7.3 below), the portion of such Taxes for such Straddle Period allocated to the Pre-Closing Portion (as defined in Section 7.4(b) below) pursuant to Section 7.4; (B) any Taxes for any Pre-Closing Periods, resulting from, arising out of, relating to or caused by any liability or obligation of the Company or any Company Subsidiary for Taxes of any person other than the Company or any Company Subsidiary (I) under Treasury Regulations Section 1.1502-6 (or any predecessor or successor provisions thereof and any similar provision of state, local or foreign Law) and (II) as a transferee or successor by Contract, assumption transferee liability, operation of Law or otherwise; and (C) any Taxes resulting from, arising out of, relating to or caused by the Reorganization.

(ii)       any inaccuracy or breach of any representation or warranty of Seller contained in Section 2.8 (in so much as such Section relates to Taxes) and Section 2.18 (collectively, the “Tax Representations”), disregarding, solely for purposes of measuring the Damages as a result of the breach of such representation or warranty under this Section 7.1(a)(ii), any “material” qualifier therein;

(iii)      Seller’s share of Transfer Taxes (as defined in Section 7.2 below), as determined under Section 7.2; and

(iv)      any breach of any covenant or agreement of Seller contained in Section 4.1(o), Section 4.3(a), and this Article VII;

but only to the extent such Damages in the aggregate exceed the aggregate amount of current Taxes reflected in the Closing Working Capital.  For the avoidance of doubt, the parties acknowledge that (x) no deferred Tax items (whether assets or liabilities) and (y) no income or franchise Taxes (whether current or deferred) shall be taken into account in calculating Working Capital or Closing Working Capital as defined in this Agreement.

(b)           Payments pursuant to this Article VII that are not made on the date prescribed in this Article VII or, if no date is prescribed, the date that is within 15 days after demand for payment is made (the “Payment Period”), shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at the Applicable Rate.  Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 7.2       Transfer Taxes.

(a)           Notwithstanding anything to the contrary in this Agreement, all transfer, sales, use, stamp, registration and other similar Taxes resulting from the transactions contemplated by this Agreement plus any reasonable out-of-pocket costs associated with the preparing and filing of related Tax Returns (collectively, the “Transfer Taxes”) shall be borne fifty percent by Purchaser and fifty percent by Seller.

(b)           Seller and Purchaser (on its own behalf and with respect to the Company and the Company Subsidiaries) shall prepare and file (or cause to be prepared and filed), in consultation with Seller and its advisors, all Tax Returns required to be filed by it in respect of Transfer Taxes, and shall pay (or cause to be paid) to the applicable Tax Authorities the Transfer Taxes shown to be due and payable on such Tax Returns.  Seller and Purchaser shall cooperate in the preparation and filing of such Tax Returns, and shall pay to the other their share of such Taxes consistent with Section 7.2(a).

Section 7.3       Preparation and Filing of Tax Returns and Payment of Taxes.  To the extent not filed prior to the Closing Date, Purchaser shall prepare (or cause to be prepared) all Tax Returns of the Company and the Company Subsidiaries for any taxable period ending on or before the Closing Date (including the consolidated Federal income Tax of the affiliated group (within the meaning of Section 1504 of the Code) of which the Company is the common parent and any similar state or local Tax Returns) (each such period, a “Pre-Closing Period” and such Tax Returns, the “Pre-Closing Tax Returns”) and for any taxable period beginning on or before and ending after the Closing Date (each such period, a “Straddle Period” and such Tax Returns, the “Straddle Tax Returns”).  All Pre-Closing Tax Returns shall be prepared in a manner that is consistent in all material respects with the prior practice of the Company and the Company Subsidiaries, except as required by applicable Law.  With respect to any Tax Return to be filed by Purchaser pursuant to this Section 7.3, no later than 45 days prior to the due date (taking into account any valid extensions thereof) (“Due Date”) for the filing of such Tax Return, Purchaser shall submit, or cause to be submitted, a draft of such Tax Return to Seller for its review, including, in the case of any Straddle Tax Return, calculations of the Taxes allocated to Seller pursuant to Section 7.4.  Within 20 days following Seller’s receipt of the draft of such Tax Return, Seller shall have the right reasonably to object by written notice to Purchaser to the information contained in such Tax Return and calculations.  If Seller does not so object within such time period, such Tax Return and calculations shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 7.3.  If Seller objects to such Tax Return and calculations, it shall notify Purchaser of such disputed item (or items) and the basis of its objection in reasonable detail (in such written notice), and Purchaser and Seller shall act in good faith to resolve any such dispute as promptly as practicable.  If Purchaser and Seller cannot reach agreement regarding such dispute, the dispute shall be presented to the Accountants selected in accordance with the provisions set forth in Section 1.4(c), whose determination that Seller’s position is “more likely than not” to prevail shall bind both Purchaser and Seller (and Seller’s position shall be used if it “is more likely than not” to prevail; provided, however, that Purchaser and Seller shall require the Accountants to make a determination that Seller’s position “is more likely than not” to prevail within 10 days but in no event later than 5 days prior to the Due Date for the filing of such Tax Return.  No later than 3 days prior to the Due Date of any Tax Return to be filed by Purchaser pursuant to this Section 7.3, Seller shall pay to Purchaser, in immediately available funds, that amount of the total liability for Taxes shown to be due and payable on such Tax Return allocated to Seller pursuant to Section 7.4 as finally determined pursuant to this Section 7.3.  Subject to the immediately preceding two sentences, Purchaser shall cause the Company or applicable Company Subsidiary (as the case may be) to timely and duly file such Pre-Closing or Straddle Tax Return and to timely pay to the applicable Tax Authority an amount equal to the total liability for Taxes shown to be due and payable on such Tax Return.  Seller shall be responsible for the reasonable out-of-pocket costs and expenses of Purchaser Indemnitees incurred in connection with the preparation and filing of all Pre-Closing or Straddle Tax Returns; provided, however, that all costs and expenses of the Accountants shall be paid fifty percent by Purchaser and fifty percent by Seller.

Section 7.4       Allocation of Taxes.

(a)           The parties hereto shall, to the extent permitted under applicable Law, elect with the relevant Tax Authority for all Tax purposes to treat the Closing Date as the last day of the taxable period of the Company and the Company Subsidiaries.  Where not so permitted, the portion of any Taxes that are allocable to the Pre-Closing Portion of the Straddle Period shall be either (x) in the case of Taxes that are imposed on a periodic basis (without regard to net income), deemed to be the amount of such Taxes of the entire period (or, in the case of such Taxes determined on an arrears basis, such as real property Taxes, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Portion of the Straddle Period and the denominator of which is the number or calendar days in the entire Straddle Period or (y) in all other cases, deemed equal to the amount that would be payable if the taxable period ended on and included the Closing Date.  Any deferred items taken into income pursuant to Treasury Regulations Sections 1.1502-13 (or any predecessor or successor provisions thereof) and any excess loss accounts taken into income under Treasury Regulations Section 1.1502-19 (or any predecessor or successor provisions thereof) as a result of this transaction shall for these purposes be allocated to the Pre-Closing Period.

(b)           For purposes of this Agreement, “Pre-Closing Portion” means, with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on, and includes, the Closing Date.

Section 7.5       Tax Refunds.  Purchaser shall use commercially reasonable efforts to apply for and obtain Tax Refunds (as defined below in this Section 7.5) to which the Company or any of the Company Subsidiaries may be entitled and to which Seller is entitled to payment of pursuant to this Section 7.5, unless Purchaser reasonably determines  that any of the Purchaser Indemnitees would be adversely affected by applying for or obtaining any such Tax Refund; provided that if Seller objects to such determination by Purchaser that any of the Purchaser Indemnitees would be adversely affected by applying for or obtaining any such Tax Refund, Seller may submit the disagreement regarding whether any Purchaser Indemnitee would be adversely affected to the Accountants (as provided in Section 7.3) and such disagreement shall be deemed to be a dispute regarding the preparation of filing of a Tax Return, using the procedure set forth in Section 7.3 for the resolution of such dispute.  Notwithstanding the foregoing, Purchaser shall not be obligated to pursue any Tax Refund pursuant to this Section 7.5 on behalf of Seller if Purchaser reasonably determines that the cost of applying for and obtaining such Tax Refund exceeds the amount of such Tax Refund, unless Seller pays to Purchaser in advance amounts sufficient to cover such shortfall.  Subject to Section 7.6, Purchaser shall pay or cause to be paid to Seller all Tax Refunds that are actually received by the Company or the Company Subsidiaries after the Closing Date (within 10 days of the actual receipt of such refund) for (i) a Pre-Closing Period and (ii) a portion of all Tax Refunds paid by the Company or the Company Subsidiaries for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 7.4), in each case, net of (x) any Taxes (or increase in Taxes) imposed upon or attributable to such Tax Refund and (y) all reasonable out-of-pocket costs and expenses of Purchaser Indemnitees incurred in connection with applying for and obtaining such Tax Refund and except to the extent such Tax Refund in (i) and (ii) are reflected on the Closing Working Capital Statement (in which case, such Tax Refund and the related out-of-pocket costs and expenses shall be for Purchaser’s account).  Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be entitled to any Tax Refund with respect to the Company or the Company Subsidiaries which relates to a carryback of a Tax attribute (including net operating losses and net capital losses) generated in any Taxable period beginning after the Closing Date.  For this purpose, a “Tax Refund” shall mean any refund, rebate, abatement, reduction or other recovery (whether directly or indirectly through a right of setoff or credit) of Taxes (including payments of estimated Taxes) of the Company, the Subsidiaries and their Affiliates and any interest received thereon with respect to any Pre-Closing Periods and the Pre-Closing Portion of any Straddle Period.

Section 7.6       Assistance and Cooperation.

(a)           After the Closing, Purchaser and Seller shall (i) reasonably assist (and cause their respective Affiliates to reasonably assist) the other party in preparing and filing any Tax Returns that such other party is responsible for preparing, (ii) reasonably cooperate in preparing for any audits of, or disputes or other proceedings with any Tax Authority or with respect to any matters with respect to, Taxes of or relating to the Company or the Company Subsidiaries and (iii) make available to the other party and to any Tax Authority as reasonably requested all information, records, and documents relating to Tax matters of or relating to the Company or the Company Subsidiaries.  In addition, Seller and Purchaser shall make themselves (and their respective employees) reasonably available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 7.6.  Each party shall keep any information obtained under this Section 7.6 confidential except (x) as may be necessary in connection with the filing of Tax Returns or the conduct of any Tax Proceeding or (y) with the consent of the other party.

(b)           Seller and Purchaser will retain all Tax Returns, schedules and work papers and all material records (whether paper, electronic or other format) or other documents or electronic data in its possession (or in the possession of their respective Affiliates) relating to Tax matters relevant to the Company and the Company Subsidiaries for the Pre-Closing and Straddle Periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, taking into account all extensions thereof, or (ii) six years following the Due Date for such Tax Returns.  After such time, before Seller or Purchaser dispose of any such documents in its possession (or in the possession of its respective Affiliates), the other party shall be given the opportunity, after 30 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).

Section 7.7       Tax Claims.

(a)           If any audit, assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim is commenced, proposed or made by any Tax Authority that, if successful, would result in indemnification of Purchaser Indemnitees pursuant to Section 7.1 (a “Tax Claim”), then Purchaser shall promptly notify Seller and transmit to Seller a written notice describing in reasonable detail the nature of the Tax Claim and all related information in connection with such Tax Claim.  Failure to promptly provide such notice shall not affect the right of Purchaser Indemnitees to indemnification hereunder, except and only to the extent Seller is materially prejudiced by such delay or omission.  Seller shall notify Purchaser that Seller elects to control the Tax Claim at its own cost and expense in all appropriate Tax Proceedings.  Notwithstanding anything to the contrary contained in this Section 7.7, if either (i) Seller (A) fails to properly notify Purchaser that Seller elects to control the Tax Claim pursuant to the preceding sentence, or (B) after commencing or undertaking any such defense or settlement, fails reasonably to prosecute or withdraw from such defense or settlement or (ii) the Tax Claim involves a Straddle Period, then Purchaser shall have the right to control the

Tax Claim in all appropriate Tax Proceedings and Purchaser Indemnitees shall have the right to be reimbursed by Seller for their reasonable out-of-pocket costs and expenses relating to the control of the Tax Claim; provided that with respect to any portion of a Tax Claim that relates to a Straddle Period, Seller shall be required to reimburse Purchaser Indemnitees only for their pro rata share of such reasonable out-of-pocket costs and expenses.  The party controlling the Tax Claim pursuant to this Section 7.7(a) is hereinafter referred to as the “Controlling Party.”

(b)           The Controlling Party shall defend the Tax Claim in good faith with counsel of its own choosing (who shall be reasonably satisfactory to the other party) and have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Controlling Party shall not enter into any settlement agreement or otherwise dispose of such Tax Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.  The other party shall have the right with the prior written consent of the Controlling Party, not to be unreasonably withheld, to attend meetings, participate in hearings or proceedings and review and comment on any documents prior to their submission that relate to any defense or settlement of any Tax Claim controlled by the Controlling Party and shall bear its own costs and expenses of such participation.

Section 7.8       Scope.  Notwithstanding anything to the contrary contained in this Agreement, this Article VII shall be the exclusive remedy for any Damages relating or attributable to Taxes.

(a)           The Tax Representations shall survive until 15 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any.  All covenants and agreements of the parties contained or referred to in Section 4.1(o) and this Article VII shall survive the Closing and continue in full force and effect in accordance with their terms.  In the event of a conflict between this Article VII and any other provision of this Agreement (including Article VI), this Article VII shall govern and control.

(b)           The period of time that a representation, warranty, covenant or agreement survives the Closing pursuant to Section 7.8(a) shall be the “Tax Survival Period” with respect to such representation, warranty, covenant or agreement.  In the event notice of any claim for indemnification shall have been given within the applicable Tax Survival Period and such claim has not been finally resolved by the expiration of such Tax Survival Period, the representations, warranties, covenants or agreements that are the subject of such claim shall survive, solely for purposes of such claim, until such claim is finally resolved.  For purposes of any indemnification under Section 7.1(a)(ii), the Tax Representations shall be deemed to be made at signing and at and as of the Closing.

(c)           Any amounts payable under this Article VII shall be, to the extent permitted by Law, an adjustment to the Unadjusted Cash Consideration.

Section 7.9       Certain Tax Sharing Agreements.  As of the Closing, all agreements with respect to the sharing or allocation of, or indemnification for, Taxes or similar contract or arrangement, whether written or unwritten (“Tax Sharing Agreements”), to which the Company or any of the Company Subsidiaries is a party to or the subject of shall be terminated and, after the Closing, none of the Company or any of the Company Subsidiaries shall have further rights or obligations under such Tax Sharing Agreements.

Section 7.10     Recognition of Net Tax Benefits.  To the extent an Indemnified Party recognizes any net Tax Benefits as a result of any Damages for which indemnity is paid under this Article VII, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payments received from the Indemnifying Party with respect to such Damages) to the Indemnifying Party within 60 days of such Tax Benefits being recognized by the Indemnified Party (to the extent such Tax Benefits are realized prior to the payment of the indemnity for the Damages, the amount of the indemnity for the Damages shall be reduced by the amount of Tax Benefits actually realized).  For this purpose, Tax Benefit shall have the meaning set forth in Section 6.5.

ARTICLE VIII

TERMINATION

Section 8.1       Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)           by mutual written consent of Seller and Purchaser;

(b)           by Seller or Purchaser, if the Closing shall not have occurred on or before the date that is nine months following the date hereof; provided that if, as of such date, the waiting period, and any extensions thereof, applicable to the transactions contemplated by this Agreement pursuant to the HSR Act shall have not expired or been terminated or there is a pending action by any Governmental Authority seeking to prohibit Purchaser’s ownership of JCG LLC or the Company or the operation of all or substantially all of Purchaser’s or the Company’s and any of their respective Subsidiaries’ businesses or assets, then either Seller or Purchaser may, in its sole discretion, extend such date for an additional three months (such date, as extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;

(c)           by Seller or Purchaser, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

(d)           by Seller or Purchaser, if the approval of the issuance of the shares of Purchaser Common Stock by the stockholders of Purchaser shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(e)           by Purchaser, if there shall have been a breach in any material respect of any of the covenants or agreements on the part of Seller set forth in this Agreement or a breach of any of the representations and warranties of Seller that would cause the conditions precedent set forth in Section 5.2(a) not to be satisfied, in each case which has not been cured within 30 days after receipt of notice of such breach; and

(f)            by Seller, if there shall have been a breach in any material respect of any of the covenants or agreements on the part of Purchaser set forth in this Agreement or a breach of any of the representations and warranties of Purchaser that would cause the conditions precedent set forth in Section 5.3(a) not to be satisfied, in each case which has not been cured within 30 days after receipt of notice of such breach.

Section 8.2       Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than Section 4.6(f), Section 4.20, this Section 8.2 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or any of its Affiliates or representatives); provided, however, that no such termination shall relieve any party hereto from any Liability for damages resulting from fraud or any willful and intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1       Amendment; Waiver.  This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties.  Each party may waive any of its rights under this Agreement; provided that any such waiver of rights hereunder must be set forth in writing.  The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

Section 9.2       Entire Agreement.  This Agreement (including the Seller Disclosure Schedule, Purchaser Disclosure Schedule and  Exhibits), the Confidentiality Agreement and the Ancillary Agreements, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto or delivered in connection herewith or therewith, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 9.3       Interpretation.  In this Agreement, unless otherwise expressly specified, the following rules of interpretation apply:

(a)           references to Articles, Sections, Seller Disclosure Schedules, Purchaser Disclosure Schedules and Exhibits are references to articles, sections or sub-sections, schedules and exhibits of this Agreement;

(b)           the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;

(c)           words importing the singular include the plural and vice versa;

(d)           references to the word “including” do not imply any limitation;

(e)           the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)            the word “knowledge” when used with respect to Seller, the Company or any Company Subsidiary, shall mean the actual knowledge of the Persons set forth in Exhibit 9.3(f);

(g)           the word “knowledge” when used with respect to Purchaser or any of its Subsidiaries, shall mean the actual knowledge of the Persons set forth in Exhibit 9.3(g);

(h)           references to “$” or “dollars” refer to U.S. dollars; and

(i)            nothing in any representation, warranty, covenant or condition in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation, warranty, covenant or condition set forth in this Agreement, and each representation, warranty, covenant and condition in this Agreement shall be given full, separate and independent effect.

Section 9.4       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.5       Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Purchaser:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA 17011
Facsimile:  (717) 760-7867
Attention:   Robert B. Sari

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Facsimile:  (212) 735-2000
Attention:   Nancy A. Lieberman
                   Marc S. Gerber

If to Seller:

The Jean Coutu Group (PJC) Inc.
530, Bériault Street
Longueuil QC
J4G 1S8 Canada
Facsimile:  (450) 646-6686
Attention:   Kim Lachapelle

With copies (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
Seven Times Square
New York, New York  10036
Facsimile:  (212) 326-2061
Attention:   Spencer D. Klein

All such notices or communications shall be deemed to have been delivered and received:  (a) if delivered in person, on the day of such delivery, (b) if by facsimile, on the day on which such facsimile was sent, provided that an appropriate electronic confirmation or answerback is received, or (c) if by a recognized next day courier service, on the first Business Day following the date of dispatch.  Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by applicable Law to be in a language other than English.

Section 9.6       Binding Effect; Persons Benefiting; No Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Except as otherwise provided herein, nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof.  This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without such prior consent, Purchaser shall have the right to assign all or any part of its right, title, interest or obligations hereunder to any wholly-owned Subsidiary of Purchaser or to any Person that may hereafter acquire all or any portion of the Business.

Section 9.7       Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 9.8       Specific Performance.  The parties to this Agreement each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated hereby, each party would not have an adequate remedy at law for money damages in the event that the covenants to be performed after the Closing have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such parties may be entitled.

Section 9.9       Governing Law.  THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW RULES THEREOF.

Section 9.10     Consent to Jurisdiction.

(a)           Each party to this Agreement, by its execution hereof, hereby:

(i)        irrevocably and unconditionally submits to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof;

(ii)       waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and

(iii)      agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise.

(b)           Seller hereby irrevocably and unconditionally designates, appoints, and empowers The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against Seller in any such United States federal or state court with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts.  If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, Seller agrees to designate a new designee, appointee and agent in the State of Delaware on the terms and for the purposes of this Section 9.10 reasonably satisfactory to Purchaser.  Seller further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against Seller by serving a copy thereof upon the relevant agent for service of process referred to in this Section 9.10 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by sending copies thereof by a recognized next day courier service to Seller at its address specified in or designated pursuant to this Agreement.  Seller agrees that the failure of any such designee, appointee and agent to give any notice of such service to them shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

RITE AID CORPORATION

By:	/s/ Robert B. Sari
	Name:	Robert B. Sari
	Title:	Executive Vice President and
General Counsel

THE JEAN COUTU GROUP (PJC) INC.

By:	/s/ Jean Coutu
	Name:	Jean Coutu
	Title:	Chairman of the Board, President
and Chief Executive Officer